UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12.

AMERICAN TOWER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2010

Dear Stockholder:

It is a pleasure to invite you to our 2010 Annual Meeting in Boston, Massachusetts on Wednesday, May 12, 2010 at 11:00 a.m., local time, to be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

The vote of every stockholder is important. Therefore, I urge you to vote as soon as possible so that your shares will be represented at the meeting. You may vote your shares over the Internet, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by written proxy card or voting instruction card will ensure your representation at the meeting regardless of whether you attend in person. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr.
Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

To the Stockholders:

The 2010 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, on Wednesday, May 12, 2010 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect nine Directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 16, 2010 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our Class A common stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

Edmund DiSanto
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Boston, Massachusetts

April 1, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY MAIL (AS APPLICABLE) BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation, for use at the 2010 Annual Meeting of Stockholders to be held on May 12, 2010, or any adjournments or postponements thereof.

Notice of Electronic Availability of Proxy-Related Materials and Annual Report to Stockholders

As permitted by rules adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2009 available electronically via the Internet at www.proxyvote.com. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 1, 2010, except that exhibits are excluded. On or about April 1, 2010, we mailed to our stockholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed March 16, 2010, as the record date for determining holders of our Class A common stock (Common Stock) who are entitled to vote at the Annual Meeting.

With respect to the matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote. On March 16, 2010, there were 403,684,253 shares of our Common Stock outstanding and entitled to vote.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on March 16, 2010, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and broker non-votes as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies over the Internet. Stockholders that have received a paper copy of the proxy materials by mail may also vote by mail in accordance with the instructions on the proxy card or voting instruction card. Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

Directors receiving a majority of votes cast will be elected (the number of shares cast “for” a Director nominee must exceed the number of votes cast “against” that nominee). Similarly, ratification of the selection of our independent registered public accounting firm requires a majority of the votes cast (the number of shares cast “for” our ratification of the selection of our independent registered public accounting firm must exceed the number of votes cast “against” that ratification). We will not count shares that abstain from voting on a particular matter as votes cast “for” or “against” such matter.

If a stockholder holds shares through a broker or nominee and does not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, the stockholder’s broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

The stockholder’s broker or nominee will not have the authority to exercise discretion to vote such shares with respect to proposal 1, election of Directors, because the New York Stock Exchange (NYSE) rules treat that matter as non-routine.

•

The stockholder’s broker or nominee will have the authority to exercise discretion to vote such shares with respect to proposal 2, ratification of the selection of our independent registered public accounting firm, because that matter is treated as routine under the NYSE rules.

Shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) will be counted as present for purposes of determining the presence or absence of a quorum.

If you are a registered shareowner and no instructions are indicated on the proxy materials submitted by you, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees names herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Voting of Proxies

You may vote by any one of the following means:

•

By Internet—Stockholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke a proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116. You may revoke a proxy submitted over the Internet and submit a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, members of our Board of Directors, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us as of March 16, 2010, with respect to the shares of Common Stock that are beneficially owned as of such date by:

•	each member of our Board of Directors;

•	each executive officer named in the Summary Compensation Table included in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of March 16, 2010. Accordingly, the number of shares set forth below includes shares subject to restricted stock units (RSUs) and/or stock options that are expected to vest prior to May 16, 2010, which we refer to below as presently vested equity. All percentages are based on the shares of Common Stock outstanding as of March 16, 2010. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	1,627,577	*
Thomas A. Bartlett (2)	42,530	*
Jean A. Bua (3)	137,101	*
Edmund DiSanto (4)	185,754	*
Raymond P. Dolan (5)	86,401	*
Ronald M. Dykes (6)	46,429	*
William H. Hess (7)	450,387	*
Carolyn F. Katz (8)	76,401	*
Gustavo Lara Cantu (9)	43,501	*
Steven C. Marshall (10)	112,884	*
Steven J. Moskowitz (11)	909,350	*
JoAnn A. Reed (12)	46,401	*
Pamela D.A. Reeve (13)	96,401	*
David E. Sharbutt (14)	56,401	*
Samme L. Thompson (15)	49,659	*
All executive officers and Directors as a group (17 persons) (16)	4,085,325	1.0%

Five Percent Stockholders
T. Rowe Price Associates, Inc. (17)	43,418,231	10.8%
100 E. Pratt Street, Baltimore, Maryland 21202

*	Less than 1%

(1)	Includes 113,545 shares of Common Stock owned by Mr. Taiclet and presently vested equity with respect to an aggregate of 1,514,032 shares of Common Stock.

(2)	Includes presently vested equity with respect to an aggregate of 42,530 shares of Common Stock.

(3)	Includes 4,231 shares of Common Stock owned by Ms. Bua and presently vested equity with respect to an aggregate of 132,870 shares of Common Stock.

(4)	Includes 10,210 shares of Common Stock owned by Mr. DiSanto and presently vested equity with respect to an aggregate of 175,544 shares of Common Stock.

(5)	Includes 5,082 shares of Common Stock owned by Mr. Dolan and presently vested equity with respect to an aggregate of 81,319 shares of Common Stock.

(6)	Includes 5,110 shares of Common Stock owned by Mr. Dykes and presently vested equity with respect to an aggregate of 41,319 shares of Common Stock.

(7)	Includes 17,107 shares of Common Stock owned by Mr. Hess and presently vested equity with respect to an aggregate of 433,280 shares of Common Stock.

(8)	Includes 5,082 shares of Common Stock owned by Ms. Katz and presently vested equity with respect to an aggregate of 71,319 shares of Common Stock.

(9)	Includes 7,182 shares of Common Stock owned by Mr. Lara and presently vested equity with respect to an aggregate of 36,319 shares of Common Stock.

(10)	Includes 2,148 shares of Common Stock owned by Mr. Marshall and presently vested equity with respect to an aggregate of 110,736 shares of Common Stock.

(11)	Includes 3,100 shares of Common Stock owned by Mr. Moskowitz and presently vested equity with respect to an aggregate of 906,250 shares of Common Stock.

(12)	Includes 5,082 shares of Common Stock owned by Ms. Reed and presently vested equity with respect to an aggregate of 41,319 shares of Common Stock.

(13)	Includes 5,082 shares of Common Stock owned by Ms. Reeve and presently vested equity with respect to an aggregate of 91,319 shares of Common Stock.

(14)	Includes 5,082 shares of Common Stock owned by Mr. Sharbutt and presently vested equity with respect to an aggregate of 51,319 shares of Common Stock.

(15)	Includes 13,340 shares of Common Stock owned by Mr. Thompson and presently vested equity with respect to an aggregate of 36,319 shares of Common Stock.

(16)	Includes presently vested equity with respect to an aggregate of 3,877,604 shares of Common Stock.

(17)	Based on a Schedule 13G/A filed on February 12, 2010, T. Rowe Price Associates, Inc. has sole voting power over 11,736,004 shares of Common Stock, sole dispositive power over 43,418,231 shares of Common Stock and beneficial ownership of 43,418,231 shares of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our By-Laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the stockholders or by the majority of Directors then in office. We currently have nine Directors serving on our Board of Directors.

Of our nine current Directors, all are standing for re-election at the Annual Meeting. The Board of Directors has nominated for election as Directors at the Annual Meeting the nine Directors listed below. All of the Directors nominated for election at the Annual Meeting were recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

Directors elected at the Annual Meeting will hold office until the 2011 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the nominees listed below.

Required Vote

Our By-Laws require that each Director receive a majority of the votes properly cast with respect to such Director in uncontested elections (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). As the election of Directors at the Annual Meeting is uncontested, the election of Directors requires a majority of the votes cast by or on behalf of the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” a Director and will have no effect on the results of the election.

If stockholders do not elect a nominee who is serving as a Director, Delaware law provides that the Director would continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each of our Directors is required to submit an irrevocable advance resignation that would be effective if the stockholders do not re-elect the Director and the Board accepts the resignation. In that situation, within 90 days from the date that the election results were certified, the Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would then take action and promptly disclose its decision and the rationale behind it in a filing with SEC.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the next Annual Meeting or until their successors are duly elected and qualified.

Our Directors bring a wealth of leadership and management experience, as well as prior board experience. The process undertaken by our Nominating and Corporate Governance Committee in selecting qualified Director candidates is described below under “Corporate Governance—Selection of Director Candidates” in this Proxy Statement. Certain individual qualifications and skills of our Directors that contribute to the Board’s effectiveness and success are described in the Director biographies below.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he or she served as a Director during the past five years, each as of March 16, 2010.

Nominee	Principal Occupations and Business Experience During the Past Five Years

James D. Taiclet, Jr. Age 49	Mr. Taiclet is our Chairman, President and Chief Executive Officer. Mr. Taiclet joined us in September 2001 as President and Chief Operating Officer and was named our Chief Executive Officer in October 2003. Mr. Taiclet was elected to our Board of Directors in November 2003 and was named our Chairman in February 2004. Prior to joining us, Mr. Taiclet had been President of Honeywell Aerospace Services, a part of Honeywell International, since March 1999. From March 1996 until March 1999, Mr. Taiclet served as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. Mr. Taiclet was also previously a consultant at McKinsey & Company, specializing in telecommunications and aerospace, and prior to that, a United States Air Force officer and pilot. We believe Mr. Taiclet is qualified to sit on our Board of Directors based on his years of executive experience, including nine years as our Chairman, President and Chief Executive Officer, as well as his operational, international, and strategic experience with global technology and wireless communications companies.

Raymond P. Dolan Age 52	Mr. Dolan has been a Director and member of the Compensation Committee since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee, and in February 2005, he was appointed the Chairperson. Until January 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM. Prior to that, Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since May 2000, until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile. Mr. Dolan currently serves on the board of directors of NII Holdings, Inc. We believe Mr. Dolan is qualified to sit on our Board of Directors based on his years of leadership in the wireless communications industry, combined with his international, operational, strategic and corporate governance expertise acquired through his prior management and board experience.

Ronald M. Dykes Age 63	Mr. Dykes has been a Director since March 2007 and was appointed to the Audit Committee in July 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes had worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes currently serves on the board of directors of Burger King Holdings, Inc., and from October 2000 through December 31, 2005, also served as a director of Cingular Wireless, most recently as Chairman of the Board. We believe Mr. Dykes is qualified to sit on our Board of Directors based on his extensive management experience in communications network operations and engineering, his financial expertise with companies in the wireless communications sector, his substantial experience as a director for public companies and his years of providing strategic development and advisory services to global companies.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Carolyn F. Katz Age 48	Ms. Katz has been a Director since February 2004 and was appointed to the Audit Committee in April 2004. In May 2007, Ms. Katz was appointed as Chairperson of the Audit Committee. From April 2004 to May 2009, Ms. Katz served on the Compensation Committee. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc. We believe Ms. Katz is qualified to sit on our Board of Directors based on her extensive knowledge of global capital markets and investment matters, as well as her financial acumen and board experience with public companies in the wireless communications industry.

Gustavo Lara Cantu Age 60	Mr. Lara has been a Director since November 2004 and was appointed to the Compensation Committee in May 2009. From February 2005 to May 2009, Mr. Lara served on the Nominating and Corporate Governance Committee. Mr. Lara most recently served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara had worked for the Monsanto Company in various capacities for over 24 years. We believe Mr. Lara is qualified to sit on our Board of Directors based on his executive and governance experience with a global company, combined with his insight into business operations in Latin America, and his knowledge of financial and business developments in Mexico.

JoAnn A. Reed Age 54	Ms. Reed has been a Director since May 2007 and was appointed to our Audit Committee in November 2007. Ms. Reed most recently served as the Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager, until March 2008. Upon joining Medco in 1988, Ms. Reed served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience included finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp., and Unisys/Timeplex Inc. Ms. Reed currently serves on the board of directors of Waters Corp. and as a Trustee for St. Mary’s College of Notre Dame, Indiana. We believe Ms. Reed is qualified to sit on our Board of Directors based on her financial expertise, board experience and her more than twenty-five years of leadership experience with multinational companies in financial, strategic and business development initiatives.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Pamela D.A. Reeve Age 60	Ms. Reeve has been a Director since March 2002 and has served as the Lead Director of the Board since May 2004. In April 2004, Ms. Reeve was appointed to the Compensation Committee, and served as its Chairperson from that date until May 2009. In May 2009, Ms. Reeve was appointed to the Nominating and Corporate Governance Committee, having served on that Committee from August 2002 to February 2005. Ms. Reeve also served on the Audit Committee from August 2002 to July 2007. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless communications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent eleven years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. In addition, Ms. Reeve has served as a director of NMS Communications Corp. and Livewire Mobile, Inc. We believe Ms. Reeve is qualified to sit on our Board of Directors based on her leadership, operational and corporate governance expertise particularly in the communications and technology industries, combined with her financial expertise and extensive knowledge of the Company resulting from serving on our Board for nearly a decade.

David E. Sharbutt Age 60	Mr. Sharbutt has been a Director since July 2006 and was appointed to the Nominating and Corporate Governance Committee in May 2007. Mr. Sharbutt also served on the Audit Committee from May 2007 to November 2007. Mr. Sharbutt most recently served as Chief Executive Officer and Chairman of Alamosa Holdings, Inc., a provider of wireless communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since Alamosa was founded in July 1998 and was named Chief Executive Officer of Alamosa in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. While at CHR Solutions, Mr. Sharbutt worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. We believe Mr. Sharbutt is qualified to sit on our Board of Directors based on his leadership and board experience with wireless communications companies and his financial expertise, as well as his strategic, operational and advisory roles in leading complex telecommunications enterprises.

Samme L. Thompson Age 64	Mr. Thompson has been a Director since August 2005 and was appointed to the Compensation Committee in May 2006. In May 2009, he was appointed as Chairperson of the Compensation Committee. Mr. Thompson served as a director of SpectraSite, Inc. from June 2004, until our merger with SpectraSite in August 2005. Beginning in 2002 to present, Mr. Thompson has served as the President of Telit Associates, Incorporated, a financial and strategic advisory firm. Mr. Thompson worked for Motorola, Inc. as Senior Vice President and Director, Strategy and Corporate Development from 1999 to 2002. Mr. Thompson has over thirty-four years of management experience and currently serves on the board of directors of USA Mobility, Inc. Prior to the merger between Arch Wireless, Inc. and Metrocall Holdings, Inc. to form USA Mobility, Inc., Mr. Thompson was a director at Arch Wireless, Inc. We believe Mr. Thompson is qualified to sit on our Board of Directors based on his strategic and advisory experience, combined with his prior board experience with companies in the wireless communications industry.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to oversee how the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to ensure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that it is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the NYSE. Accordingly, in February 2009, we amended and restated the charters of our Nominating and Corporate Governance Committee and our Audit Committee, as well as our By-Laws and Corporate Governance Guidelines, and in November 2009, we amended and restated the charter of our Compensation Committee and our Corporate Governance Guidelines. You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investors” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2009, the Board hired an independent consultant to design and implement a process for these self-evaluations. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with the members of each of the committees and the full Board. The information gathered in these sessions was reported to and reviewed by our Nominating and Corporate Governance Committee, which used these results to review and assess the Board’s composition, responsibilities, structure, processes and effectiveness. This report was then presented to the full Board. We expect to conduct similar Board and committee self-evaluations in 2010.

Orientation and Education

Each newly elected Director is required to participate in a customized Board orientation program at our corporate headquarters that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on the Company’s business and practices. In addition, we offer customized standing Committee orientation programs to our Directors upon a new appointment to a standing Committee for which a Director has not previously served. We are committed to the ongoing education of our Directors, and from time to time, conduct presentations for the Board of Directors regarding corporate governance processes and practices, our business and our industry, and we typically utilize external experts in their respective fields for these presentations. Additionally, we encourage each of our independent Directors to attend annually at least one board education course offered by either academic institutions or professional service organizations at the Company’s expense.

Determination of Independence

Under the NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Included in the NYSE rules are bright-line standards for independence. The effect of the NYSE rules is to create a two-step process for determining independence. First, a Director must satisfy the bright-line standards for independence established by the NYSE. Second, the Board must affirmatively determine that the Director has no material relationship with the Company.

As set forth in our Corporate Governance Guidelines, the Board has established guidelines to assist it in determining whether a Director has a material relationship with the Company. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•

is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, American Tower for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues; or

•

is an executive officer of another company which is indebted to American Tower, or to which American Tower is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

is a director of another company that does business with American Tower, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of American Tower with respect to such other company; or

•

serves as an executive officer of any tax-exempt organization, unless American Tower’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of Common Stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board who are independent (as defined above).

Based on their compliance with the guidelines established by the Board, the Board has determined that each of our non-management Directors has no material relationship with the Company and is “independent” under Section 303A.02(b) of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Dykes and Lara and Messes. Reed and Reeve had no relationship with the Company, other than being a Director and/or stockholder. With respect to Messrs. Dolan, Sharbutt and Thompson and Ms. Katz, the Board determined that only immaterial relationships existed with the Company. Specifically, the Board considered that Messrs. Dolan, Sharbutt and Thompson and Ms. Katz currently serve as directors of companies that do business with American Tower, as follows: Mr. Dolan and Ms. Katz serve as directors of NII Holdings, Inc., Mr. Sharbutt serves as a director of Flat Wireless, LLC, and Mr. Thompson serves as a director of USA Mobility, Inc. In each case, the Board determined that such service was in accordance with the NYSE listing standards and our Corporate Governance Guidelines, in that none of these Directors beneficially own five percent or more of the outstanding capital stock of such companies and each recuses himself or herself from deliberations of the Board with respect to such companies.

Selection of Director Candidates

The Nominating and Corporate Governance Committee works with the Board of Directors on an annual basis to review the characteristics, skills and experience of the Board as a whole and its individual members and to assess those traits against the needs identified to benefit the Company, its management and its stockholders. The process followed by the Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include a candidate’s financial expertise, as well as a candidate’s prior experience in a leadership/executive role, operational experience, wireless industry experience, international experience, strategic/technology experience, and prior board and governance experience. The Committee has determined that these desired skills, capabilities and experiences are relevant to the success of a large publicly traded company in today’s business environment and understanding of our business. While the Committee does not assign specific weights to these criteria, any Director candidate is expected to individually possess several of these criteria to serve on our Board. A description of the individual criteria that led our Board to conclude that each of the candidates should serve as a Director until our next Annual Meeting follows the biographical information of each candidate set forth above.

In addition to reviewing the qualifications and criteria of Director candidates, the Nominating and Corporate Governance Committee considers whether a candidate has agreed to tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines. In determining whether to recommend a Director for re-election, the Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as traditional diversity categories such as gender, race and national origin, as well as diversity and differences in viewpoints and skills. While the Committee does not have a formal policy with respect to diversity, the Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills, ability and experience to allow the Board the opportunity to successfully fulfill its responsibilities. The Committee evaluates each individual Director candidate in the context of the Board as a whole. In considering candidates for the Board, the Committee strives to recommend a group that can best perpetuate and enhance the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Committee will specifically review the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the current mix of Director attributes. Stockholders proposing Director nominations must comply with the advance notice and specific information requirements set forth in our By-Laws, which provides among other things, disclosure of hedging, derivative interests and other material interests of that stockholder and the Director nominee. In addition, each Director nominee proposed by a stockholder must deliver a statement that, promptly following the stockholder meeting at which such nominee is elected or re-elected, he or she agrees to tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. The Board has designated the Nominating and Corporate Governance Committee, which consists solely of independent Directors, to handle communications from stockholders and other interested parties. Stockholders and other interested parties who wish to send communications on any topic to the Board and its non-management Directors should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Stockholders proposing Director nominations or any other business for consideration at a meeting of stockholders must comply with the advance notice and related provisions set forth in our By-Laws.

Absent unusual circumstances or as otherwise contemplated by our committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or matters that are personal or that are otherwise not relevant to the Company, including mass mailings and repetitive or duplicative communications.

Board Leadership Structure and its Role in the Oversight of Risk

The Board of Directors is led by our President and Chief Executive Officer, Mr. Taiclet. Mr. Taiclet assumed the role of Chairman of the Board in February 2004. In May 2004, Ms. Reeve was appointed Lead Director, and she continues to serve the Board in this role. Mr. Taiclet is the only management Director and Ms. Reeve was selected by the independent Directors.

The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. Moreover, the Lead Director, after obtaining input from the independent Directors, works with the Chairman to establish agendas for upcoming Board meetings. The agendas are then distributed in advance of the Board meetings to the independent Directors for any further input. The Lead Director prepares and conducts the annual performance review of the Chief Executive Officer with input from each Director on the Chief Executive Officer’s performance and achievements during the year and from the Compensation Committee on proposed compensation matters. Additionally, the Lead Director serves as chairperson of the Board’s executive sessions of non-management Directors, as defined under the rules of the NYSE. Executive sessions of non-management Directors are held at least four times a year on a quarterly basis, and any non-management Director can request that an additional executive session be scheduled. The purpose of these executive sessions is to promote open and candid discussion among the non-management Directors to consider among other things, governance, operational and strategic issues or concerns.

We believe that having a single Chairman and Chief Executive Officer with a strong Lead Director, complemented by an independent Board of Directors, has provided the appropriate balance and has helped contribute to our pursuit of sound corporate governance. The current board leadership structure offers directional clarity and allows our Board to operate more effectively and efficiently by focusing on the shared interests of the Company. This leadership structure promotes effective communication between the Board and management, which directly benefits our stockholders and other stakeholders.

The Board oversees the management of the Company’s risk exposure. At each Board meeting, management presents information concerning strategic and operational risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s mitigation efforts related to those risks. The Company also conducts periodic enterprise risk management assessments and surveys to help management identify risks and mitigation procedures and measures, and assess their effectiveness. These results are then presented to the full Board of Directors. It is the responsibility of the Board to understand the Company’s most significant risks, to ensure that management is responding appropriately, and to make risk-informed strategic decisions. In its oversight capacity, the Board of Directors monitors risk exposure to ensure it is consistent and in balance with the Company’s overall tolerance for and ability to manage risk. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the evaluation of the Company’s risk and policies for risk management and assessment, including material litigation instituted against the Company and resolution of any issues raised through our Ethics Committee process.

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties by the Nominating and Corporate Governance Committee. Under the policy, related parties mean our executive officers and Directors and stockholders owning in excess of five percent of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by persons that are related parties, or an entity in which a related party has a substantial ownership interest or control of such entity. The policy covers any transaction that is not available to employees or Directors generally and any transaction exceeding $120,000 in which the related party has a direct or indirect material interest.

Under the policy, management shall recommend to the Nominating and Corporate Governance Committee any related party transaction to be entered into by the Company, including the proposed aggregate value of such transaction. After review, the Committee shall approve or disapprove such transaction and management shall continue to update the Committee as to any material change to that proposed transaction. In the event a related party transaction is entered into by management prior to approval by the Committee, such transaction shall be subject to ratification by the Committee. If ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

Board of Directors Meetings and Committees

During the year ended December 31, 2009, our Board held four regular meetings in person and five special meetings in person or by telephone. Each of the current Directors attended at least 75% of the aggregate number of meetings of our Board and the committees on which that Director served during the period that the Director was in office. Each of the nine Directors standing for re-election at the Annual Meeting were serving as Directors as of our 2009 Annual Meeting of Stockholders. All of these nine Directors attended the 2009 Annual Meeting of Stockholders in person. We encourage, but do not require, Directors to attend our annual meeting of stockholders.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees has a charter that has been approved by the Board. These charters, along with our Corporate Governance Guidelines, are reviewed annually and amended, as necessary. All of the current members of each of the Board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act).

The current membership of each standing committee, the number of meetings held by each standing committee during the year ended December 31, 2009, and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond P. Dolan	–	X	Chair
Ronald M. Dykes	X	–	–
Carolyn F. Katz (1)	Chair	–	–
Gustavo Lara Cantu (2)	–	X	–
JoAnn A. Reed	X	–	–
Pamela D.A. Reeve (3)	–	X	X
David E. Sharbutt	–	–	X
James D. Taiclet, Jr. (4)	–	–	–
Samme L. Thompson	–	Chair	–

Total meetings in 2009	7	6	5

(1)	Ms. Katz served on the Compensation Committee for a portion of the year ended December 31, 2009.

(2)	Mr. Lara served on the Nominating and Corporate Governance Committee for a portion of the year ended December 31, 2009.

(3)	Ms. Reeve is the Lead Director of the Board.

(4)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole management Director.

Audit Committee. Our Audit Committee consists of Ms. Katz (Chairperson), Mr. Dykes and Ms. Reed. Each of Ms. Katz, Mr. Dykes and Ms. Reed was determined to be an audit committee financial expert under the rules of the SEC and to have the accounting and/or related financial management expertise required under the rules of the NYSE. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of the members serve on the audit committees of more than two other public companies.

During the year ended December 31, 2009, the Audit Committee held seven meetings. The meetings were designed to facilitate and encourage communications between members of the Committee, management, our internal auditors, and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our internal accounting controls and policies and procedures. Among other things, the Committee’s responsibilities include the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our financial disclosures, the review and implementation of our Code of Conduct, the establishment and implementation of “whistle-blowing” procedures, and the oversight of risk and other compliance matters.

Compensation Committee. Our Compensation Committee consists of Mr. Thompson (Chairperson), Mr. Dolan, Mr. Lara and Ms. Reeve. During the year ended December 31, 2009, Ms. Katz served on the Compensation Committee through May 2009, at which time Mr. Lara was appointed to the Committee. During the year ended December 31, 2009, the Compensation Committee held six meetings. The primary responsibilities of the Committee are to assist the Board in establishing compensation policies for the Board and our executive officers, including approval of any employment agreements or arrangements with executive officers. The Committee also reviews and approves individual and overall corporate goals and objectives relative to executive compensation, evaluates executive performance in light of those goals and objectives, and determines executive compensation levels based on this evaluation, including as it relates to our President and Chief Executive Officer.

This Committee also is responsible for administering our equity incentive plans and approving any proposed amendments or modifications thereto, as well as assessing and balancing risk in our compensation policies and programs and reviewing Committee reports for inclusion in appropriate regulatory filings. For more information on the role of the Committee and our processes and procedures for the consideration and determination of executive compensation, see our Compensation Discussion and Analysis included in this Proxy Statement.

In establishing and reviewing compensation practices, programs and policies, the Compensation Committee, together with its independent compensation consultant and management, annually reviews the specific factors and criteria underlying the Company’s compensation plans for all employees to determine if any elements create an inappropriate level of risk, as well as methods to mitigate any potential identified risks. In conducting its review, the Committee asks critical questions and considers among other things, whether each plan provides for an overachievement mechanism or cap on bonus opportunity, the existence of discretionary authority, if payouts are linked to overall Company goals, the timing of prospective payments, the inclusion of certain windfall or “claw back” provisions, the contribution of the awards to a participant’s total mix of compensation, and any risk-mitigating factors.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Dolan (Chairperson), Ms. Reeve and Mr. Sharbutt. During the year ended December 31, 2009, Mr. Lara served on the Nominating and Corporate Governance Committee through May 2009, at which time Ms. Reeve was appointed to the Committee. During the year ended December 31, 2009, the Nominating and Corporate Governance Committee held five meetings. This Committee establishes performance criteria for the annual evaluation of the Board and its committees and oversees the annual self-evaluation by Board members. This Committee identifies and recommends qualified individuals to serve on the Board and its committees. In addition, this Committee develops and makes recommendations with respect to our Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), approves or ratifies all related party transactions, and generally advises the Board with respect to Board committee charters, composition and protocol.

In addition to these three standing committees, in May 2006, the Board established a special committee of independent Directors to conduct a review of our historical stock option granting practices and related accounting (Special Committee) and a special committee of independent Directors to review all litigation claims made against certain of our current and former officers and Directors in connection with our historical stock option granting practices and related accounting (Special Litigation Committee). The members of the Special Committee are Messrs. Sharbutt and Thompson and the members of the Special Litigation Committee are Ms. Katz and Mr. Thompson.

Audit Committee Report

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2009 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered accounting firm its independence and has considered whether such firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Carolyn F. Katz, Chairperson

Ronald M. Dykes

JoAnn A. Reed

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2009 and 2008 (in thousands):

	2009	2008
Audit Fees	$2,748	$2,786
Audit Related Fees	1,260	812
Tax Fees	118	10

Total Fees	$4,126	$3,608

Audit Fees. These are fees related to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, consultations regarding accounting and financial reporting and statutory audits required by foreign jurisdictions.

Audit Related Fees. Audit related fees primarily include fees for certain audits that are not required for purposes of the audit of our consolidated financial statements or for statutory or regulatory requirements. In 2009, these fees primarily related to services performed in connection with financing activities as well as due diligence and accounting services performed in connection with strategic transactions. In 2008, these fees primarily related to due diligence services performed in connection with strategic transactions and tax reviews related to our wholly owned subsidiary, Verestar, Inc.

Tax Fees. These fees include fees for consulting services related to tax planning, advice and assistance with international and other tax matters.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any member of the Audit Committee the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This discussion and analysis should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2009 and the report of the Compensation Committee of our Board of Directors, which can be found on page 36 of this Proxy Statement.

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2009 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2009. In addition, SEC rules require that we include any former executive officers who left the Company during the year ended December 31, 2009, but whose compensation for the year would have caused them to be one of the Company’s three highest paid executive officers as of December 31, 2009, as well as any other person who served as our principal financial officer during the year ended December 31, 2009. Accordingly, our named executive officers for the year ended December 31, 2009 consist of the following seven individuals:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Thomas A. Bartlett, Executive Vice President and Chief Financial Officer

•	William H. Hess, Executive Vice President, International Operations and President, Latin America and EMEA

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer and General Counsel

•	Steven C. Marshall, Executive Vice President and President, U.S. Tower Division

•	Jean A. Bua, Executive Vice President, Finance and Treasurer (former interim Chief Financial Officer)

•	Steven J. Moskowitz, former Executive Vice President and President, U.S. Tower Division

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010.

Compensation Philosophy

We believe that our named executive officers play a critical role in the operational and financial performance of our Company that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to Company performance. In establishing executive compensation, we seek to create a balance that achieves our executive retention objectives, while rewarding our executives under a philosophy of pay-for-performance. Through peer group and benchmarking data as well as other independent analyses, we believe that we accomplish this by compensating our executives with an appropriate combination of base salary, performance bonus awards and long-term equity-based incentive compensation.

Compensation Objectives

We believe that the quality, commitment and performance of our executives are critical factors influencing the long-term value of the Company. Accordingly, our executive compensation objectives include:

•	retaining our executives and aligning their interests with stockholder interests;

•	rewarding our executives for individual performance that furthers the Company’s achievement of its business strategies; and

•	rewarding our executives for contributions to Company performance, including achievements of both financial and non-financial objectives.

In addition, we use peer group and benchmarking analyses to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

•	annual base salary;

•	performance based bonus awards; and

•	long-term equity-based incentive compensation.

The Committee believes that these elements of compensation appropriately balance risk and the desire to focus executives on specific short-term and long-term goals and objectives important to the Company’s and the individual’s success. We do not provide extensive perquisites to our executive officers. In addition, our executives are offered the same defined contribution retirement plan, health care, insurance and other welfare and employee-benefit programs that we offer to all of our eligible employees.

Role of the Compensation Committee

The Compensation Committee (Committee) of our Board of Directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Committee’s written charter, its responsibilities include establishing compensation policies for Directors and executive officers; approving employment agreements or arrangements with executive officers; administering our equity incentive plans and approving grants under our equity incentive plans; assessing risk in our compensation policies and programs; and making recommendations regarding any other incentive compensation or equity-based plans. The Committee may form and delegate authority to subcommittees as appropriate. A copy of the Committee charter is posted on the “Investors” section of our website, www.americantower.com. As of December 31, 2009, our Committee consisted of Mr. Thompson (Chair), Mr. Dolan, Mr. Lara and Ms. Reeve, each of whom is an independent Director as determined by our Board of Directors, based upon the NYSE rules and our independence guidelines.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Committee has historically engaged the services of a compensation consultant. Since 2003, the Committee has used compensation consultants to provide input on trends in executive compensation, obtain an outside perspective on our executive compensation practices and assist with our peer group and benchmarking analyses. Compensation consultants are retained by the Committee, not by management, and report directly to the Committee. In the course of providing services to the Committee, however, compensation consultants routinely work with management in furtherance of the Committee’s objectives. In 2009, the Committee retained the services of Pearl Meyer & Partners (PM&P), to assist with the review of overall compensation for our executive officers and Directors, as well as the review of our Proxy Statement disclosure regarding executive compensation. As part of its review, PM&P assisted with our peer group and benchmarking analyses, which included an executive compensation competitive analysis, a financial performance analysis, and a dilution analysis. PM&P also provided advice regarding executive compensation trends, alternative approaches to tax treatment of RSUs for Directors, new Committee member orientation presentations and risk assessment review of the Company’s compensation practices, programs and policies for all Company employees. Other than the services that it provides to the Committee, PM&P does not otherwise provide services to the Company and receives no other compensation from the Company.

Compensation Determinations

In making determinations with respect to elements and amounts of executive compensation, the Committee generally considers evaluations of each executive’s achievements relative to the annual goals and objectives that were established in consultation with the Committee; performance reviews for each executive which assesses individual evaluations, including input from internal and external sources; the potential for future contributions by each executive to our long-term success; our peer group and benchmarking analyses; and other market data and trends.

Evaluation and Performance Review Process

Our executive compensation determinations are driven in large part by our comprehensive evaluation and performance review process. Under this process, at the end of each year, the Chief Executive Officer works with the Committee to develop and finalize his goals and objectives, as well as the goals and objectives for the Company, for the next year. The Chief Executive Officer in turn works with each of the other executive officers to establish their individual goals and objectives, which are then reviewed and approved by the Committee. Once the Committee approves these goals and objectives, they form the basis for the annual goals and objectives of our senior vice presidents, vice presidents, directors and managers. In this way, each individual’s goals and objectives contribute to the overall goals and objectives of our Chief Executive Officer and the Company. The goals and objectives for the Company typically relate to financial performance and operational achievements. Individual goals and objectives are generally grouped into categories relating to investors and customers, management and employees, strategy and operations. Each executive officer’s individual goals and objectives vary according to the roles and responsibilities of the executive, but are intended to complement the goals and objectives of the other members of our executive team.

Our review process is designed to measure each executive’s performance against his or her goals for that year, and includes a mid-year and full-year evaluation. For executive officers other than the Chief Executive Officer, this review process is conducted by our Chief Executive Officer, in consultation with the Chairperson of the Committee. In considering executive performance, input is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as external sources, such as customers and other business associates. Following the mid-year review process, the Chief Executive Officer reports to the Committee on the progress achieved relative to his and each other executive officer’s goals and objectives as measured through the first half of the calendar year. As part of the year-end evaluation process, the Chief Executive Officer prepares written evaluations for each executive officer, which are then presented to the Committee for discussion. Based on these evaluations and performance reviews, the Chief Executive Officer recommends compensation packages for each executive officer, as well as the recommended framework for our overall compensation plan for the following year for senior vice presidents, vice presidents, directors and managers. These evaluations and performance reviews are an essential part of the process by which the Committee determines executive compensation, and are a significant factor in the Committee’s determinations with respect to performance bonuses. In the case of our Chief Executive Officer, he provides the Lead Director (who is a member of the Committee) with a report on his performance as compared to his established goals and objectives. The Lead Director then prepares a written evaluation of the Chief Executive Officer that includes extensive input from individuals familiar with the performance and achievements of the Chief Executive Officer, including interviews with other Directors and the direct reports to the Chief Executive Officer.

After reviewing the executives’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the Board of Directors, the Committee then typically makes its final determinations with respect to compensation in February or March. Bonuses, if any, are generally paid out to our executive officers and other eligible employees in February or March of each year. In addition, if the Committee determines to grant equity-based awards pursuant to our annual employee grant, any such grants, including grants to executives, will generally take place in March of each year, as described below under “—Equity-Based Awards.”

Peer Group and Benchmarking Analyses

In establishing total compensation for our executives, including appropriate measures for performance bonus awards, the Committee reviews compensation for executives in comparable positions and/or with comparable responsibilities at a peer group of other companies and a competitive market analysis based on peer group and survey data. In 2009, PM&P assisted the Committee in selecting the peer group and preparing the peer group and market analyses.

For 2009, the Committee considered a peer group consisting of companies in the wireless communications site leasing industry and companies with comparable revenues and market capitalizations, as well as product competitors and firms with similar business models. Accordingly, our peer group includes other tower companies, real estate investment trusts and companies in wireless telecommunications and related industries. For 2009, the peer group included the following companies:

•AvalonBay Communities, Inc.	•Boston Properties, Inc.	•Camden Property Trust

•Crown Castle International Corp.	•Equity Residential	•Frontier Communications Corporation

•Juniper Networks, Inc.	•NetApp, Inc.	•NII Holdings, Inc.

•Public Storage	•TW Telecom Inc.	•Vornado Realty Trust

The peer group may change from year to year, depending on changes in the marketplace and the business focus of the Company. Our peer group for 2009 was identical to the peer group considered for 2008 except that certain companies have changed their names. In an effort to provide the Committee with the most complete and comprehensive reference and data points, and given recent Company performance relative to its peers, PM&P also provides market data for select S&P 500 companies based on revenue and other comparable source data for the Committee to consider in its compensation determinations.

PM&P’s analysis involved a comparison of our executive compensation with that of our peer group companies and other survey data, including the total compensation for each of our executive officers against that of executives in comparable positions and/or with comparable roles at other similarly-sized companies, as well as an analysis of each component of compensation. In conducting its review, PM&P prepared an executive compensation competitive analysis, a peer group financial performance analysis and a peer group dilution analysis. The specific components of total compensation reviewed by PM&P included base salaries, total cash payments (salary plus bonus) and long-term incentives. For purposes of valuing our long-term incentive compensation, PM&P determined the value of our equity-based awards to our executives in 2009 using a Black-Scholes value calculation.

In considering the peer group and benchmarking analyses, the Committee’s overall philosophy is to initially target total compensation for our executives at the median, and increase target compensation as our executives demonstrate their performance over time. While the Committee generally uses this approach when determining compensation packages for newly promoted or hired executives, market conditions, experience levels, special capabilities and location of employment can have a significant impact on the type of compensation package necessary to recruit and retain senior executives. For 2009, the Committee targeted total compensation for our current executive officers at the seventy-fifth percentile of the peer group identified by PM&P (assuming bonus targets are met) based to a significant extent on the relatively small size of our management team and the substantial scope of their roles relative to achievement of Company short- and long-term business strategies, as well as their continued demonstration of superior performance relative to Company performance. Our review process includes mid-year and full-year evaluations to measure each executive’s performance against his or her goals for that year. We expect above-average performance from our executive officers, and assuming the Committee determines they continue to perform at high levels based on these evaluations, the Committee believes that their compensation should be set accordingly.

Based on the evaluation and performance review process and the peer group and benchmarking analyses, the Committee will consider the amounts and elements of compensation for our executive officers, both for the past fiscal year in determining bonus and equity-based incentives and for the upcoming fiscal year in setting base salaries and bonus targets. For all executive officers other than our Chief Executive Officer, the Committee will consider the recommendations from the Chief Executive Officer with respect to compensation for our executives, advise the Board of Directors in advance with respect to such compensation, and following receipt of advice and comment from the Board, make its determinations with respect to executive compensation. With respect to compensation of our Chief Executive Officer, the Chairperson of the Committee will make a recommendation based on the input received and evaluations and performance reviews of our Chief Executive Officer, advise the Board of Directors in advance with respect to such compensation, and following receipt of advice and comment from the Board, the Committee will make its determination.

Elements of Compensation

For 2009, our compensation arrangements with our named executive officers consisted of a combination of annual base salary, performance bonus awards, and long-term incentive compensation in the form of stock options and RSUs. In determining allocations among these three forms of compensation, we generally set base salary at a level to contribute to the accomplishment of our management retention goals, set bonus targets to reward for operating results, and award long-term incentive compensation to focus management on creating long-term stockholder value and to encourage long-term retention of our executives.

Annual Base Salary

We believe that establishing an appropriate level of annual base salary is an important element in retaining and motivating our named executive officers. In determining base salaries for our named executive officers, the Committee considers the responsibilities of each position and the skills and experience required for each job, as well as the other factors outlined above under “—Compensation Determinations.” The Committee’s determinations are influenced heavily by the evaluations and performance reviews for each named executive officer and the recommendations presented to the Committee by our Chief Executive Officer, as discussed above. In addition, the Committee reviews the peer group and benchmarking analyses, and finally, reviews total compensation for reasonableness under our compensation philosophy and objectives prior to making any final determinations.

The following table sets forth the base salaries of our named executive officers for the years ended December 31, 2007, 2008 and 2009.

Name	2007 Base Salary	2008 Base Salary	Percent Change(1)		2009 Base Salary	Percent Change(1)
James D. Taiclet, Jr.	$835,000	$876,750	5.0%		$876,750	0%
Thomas A. Bartlett (2)	N/A	N/A	N/	A	$630,000	N/	A
William H. Hess (3)	$400,000	$450,000	12.5%		$485,000	7.8%
Edmund DiSanto	$350,000	$380,000	8.6%		$380,000	0%
Steven C. Marshall (4)	$350,000	$350,000	0%		$420,000	20%
Jean A. Bua (5)	$250,000	$300,000	20.0%		$300,000	0%
Steven J. Moskowitz (6)	$475,000	$530,000	11.6%		$530,000	0%

(1)	This column represents the percentage change in base salary from the prior year.

(2)	Mr. Bartlett was appointed our Chief Financial Officer on April 1, 2009. Base salary for 2009 reflects Mr. Bartlett’s annualized salary, effective as of April 1, 2009.

(3)	The Committee increased Mr. Hess’ base salary for 2009 in June 2009 in connection with the increased job responsibility with respect to the Europe, Middle East and Africa (EMEA) territory. Accordingly, base salary for 2009 reflects Mr. Hess’ annualized salary, effective as of June 5, 2009.

(4)	Mr. Marshall was appointed our Executive Vice President and President, U.S. Tower Division, effective March 9, 2009 upon the transition of Mr. Moskowitz from that position. Prior to such time, Mr. Marshall was not a named executive officer. Base salary for 2009 reflects Mr. Marshall’s annualized salary, effective as of March 9, 2009.

(5)	Ms. Bua served as our Chief Financial Officer on an interim basis from June 30, 2008 through March 31, 2009. Prior to such time, Ms. Bua was not a named executive officer. Base salary for 2008 reflects Ms. Bua’s annualized salary, effective as of June 30, 2008.

(6)	Mr. Moskowitz left the Company in July 2009. Base salary for 2009 reflects Mr. Moskowitz’ annualized salary.

In setting base salaries for our named executive officers, the Committee weighs heavily the fact that we have a small senior management team relative to the size of our Company, which we believe allows the Company to leverage the broader capabilities of the executive officers more effectively and fosters a team approach and greater collaboration among our executive officers. Given this team orientation, we generally limit the relative difference in base salaries among our executive officers. As a result, the annual base salaries for our named executive officers can vary significantly from those of named executive officers in comparable positions at other companies. Based on the peer group and benchmarking analyses, the annual base salaries in 2009 for Messrs. Bartlett and Hess and Ms. Bua were at or above the seventy-fifth percentile, the annual base salary for Mr. DiSanto was at the seventieth percentile, and the annual base salary for Mr. Taiclet was at the sixty-fifth percentile. Based on market data for select S&P 500 companies, the annual base salaries in 2009 for Messrs. Taiclet and DiSanto were below the twenty-fifth percentile, the annual base salary for Ms. Bua was above the twenty-fifth percentile, the annual base salary for Mr. Bartlett was above the fiftieth percentile, and the annual base salary for Mr. Hess was above the seventy-fifth percentile.

As discussed below under “Determination of Named Executive Officers for 2009,” Mr. Moskowitz transitioned from the role of Executive Vice President and President, U.S. Tower Division to the role of senior advisor in March 2009. In connection with the appointment of Mr. Marshall to the position of Executive Vice President and President, U.S. Tower Division, the Committee increased Mr. Marshall’s salary by 20% to $420,000 per year. On an annualized basis, Mr. Marshall’s base salary would have been at the fortieth percentile based on peer group and benchmarking analyses, and below the fiftieth percentile based on market data for select S&P 500 companies.

In assessing the appropriateness of its base salary determinations for 2009, the Committee also considered the Company’s overall performance relative to the peer group, that our management structure differs from that of the peer group companies, and that the roles our named executive officers play in our organization may not match exactly with executives in comparable positions in the companies included in the peer group and benchmarking analyses. For example, no other companies included in the analyses have a named executive officer serving in the position of Mr. DiSanto, our Executive Vice President, Chief Administrative Officer and General Counsel. Accordingly, when conducting a benchmarking analysis for this position, the Committee can only assess similar positions at other companies, which is factored into its assessment of the appropriateness of base salary relative to the companies included in the peer group and benchmarking analyses.

For 2009, with the exception of certain special circumstances, the Committee determined not to increase the base salaries of our named executive officers, as summarized in the table above in light of then-current overall economic and financial conditions. The Committee recognized the changing roles and responsibilities of Mr. Marshall (who was appointed Executive Vice President and President, U.S. Tower Division upon the transition of Mr. Moskowitz from that position) and Mr. Hess (who assumed increased job responsibility with the addition of the EMEA territory), and as a result, the Committee increased their base salaries by 20% and 7.8% respectively.

Performance Bonus Awards

We believe that annual cash bonus awards are an effective tool in motivating our executives by rewarding them for individual performance and for contributions to Company performance. In determining performance bonus awards for our executive officers, the Committee considers the achievements of each executive officer relative to his or her individual goals and objectives for the year, as well as the Company’s achievement of its goals and objectives for the year. For 2009, the achievement of Company goals and objectives represented 40-50% of the performance bonus targets for our executives, while the achievement of individual goals and objectives represented the balance of executive bonus targets.

Generally, if we meet our performance goals for the year and the executive meets his or her performance goals for the year, the executive would be eligible to receive a performance bonus equal to such executive’s bonus target. In 2007, the bonus targets for all of our named executive officers was 60% of base salary. For 2008, we increased the bonus target to 75% of base salary for our Chief Executive Officer, and we kept the bonus target at 60% of base salary for our other executive officers, and these percentages remained the same for 2009. Based on a bonus target of 75%, the performance bonus component of cash compensation to our Chief Executive Officer represented approximately 43% of total annual cash payments (assuming the bonus target is met). Based on a bonus target of 60% of base salary, the performance bonus component of cash compensation to our other named executive officers represented approximately 38% of total annual cash payments (assuming bonus targets are met).

If we exceed our Company goals and/or the executive exceeds his or her individual goals, the annual performance bonus could be increased at the discretion of the Committee. Likewise, if we did not meet our goals and/or the executive did not meet his or her goals, the annual performance bonus would be decreased, or eliminated, at the discretion of the Committee. In a typical year, the Committee does not award performance bonuses that are below 75% of the bonus target or above 150% of the bonus target. Accordingly, based on a performance bonus target for 2009 of 75% of base salary, the 2009 performance bonus for our Chief Executive Officer would generally range between 56% and 113% of base salary, and based on a performance bonus target for 2009 of 60% of base salary, the 2009 performance bonuses for our other named executive officers would generally range between 45% and 90% of base salary. If the Company exceeds its goals and/or the executive exceeds his or her goals, the performance bonus could be subject to increase under certain circumstances at the discretion of the Committee, of up to 200% of the bonus target.

The annual goals and objectives bonus plan provides that the annual performance bonus awards are subject to forfeiture and recovery by the Company under certain circumstances, such as if the named executive officer is terminated by the Company for cause or, following termination of employment for any reason, either (A) the Company determines that the executive engaged in conduct while an employee that would have justified termination for cause or (B) the executive violates any applicable confidentiality or noncompetition agreement with the Company or any affiliate.

The Company’s goals and objectives that are shared among the executives typically relate to financial performance. For purposes of the annual performance bonus for 2009, we established Company performance goals related to rental and management segment revenue and Adjusted EBITDA, as defined in the following table. These goals are used to measure management’s ability to grow our business, increase cash generation and control costs and were also two of the three goals on which bonuses for 2008 were based. We base bonuses for all of our executives on these goals, as we believe that making Company financial performance a shared objective for our executives will encourage alignment and teamwork among our executives. We also believe that these measures of financial performance are among the most important for our stockholders, which provides alignment between our executives and our stockholder base.

For 2009, the Committee measured Company financial performance based on the achievement of the following goals as of December 31, 2009 (in billions, except per share amounts):

	Goal (2)	Actual
Rental and management segment revenue	$1.673	$1.668
Adjusted EBITDA (1)	$1.180	$1.181

(1)	We define Adjusted EBITDA as operating income before depreciation, amortization and accretion, other operating expenses, and stock-based compensation expense, plus interest income, TV Azteca, net.

(2)	Adjusted for the impact of fluctuations in foreign currency exchange rates and material acquisitions.

When we set Company goals for rental and management segment revenue and Adjusted EBITDA, we typically set them at or near the mid-point of the full year outlook that we provide to our stockholders. On February 26, 2009, we issued a press release reporting our fourth quarter and full year results for 2008 that included our 2009 full-year outlook for rental and management segment revenue and Adjusted EBITDA. In this press release, which we furnished to the SEC on Form 8-K, we indicated anticipated rental and management segment revenue for 2009 of between $1.640 billion and $1.665 billion, and anticipated Adjusted EBITDA for 2009 of between $1.161 billion and $1.185 billion. On February 24, 2010, we issued a press release, which we furnished to the SEC on Form 8-K, reporting our actual results of operation for 2009 that included rental and management segment revenue of $1.668 billion and Adjusted EBITDA of $1.181 billion.

In providing our stockholders with our full-year financial outlook, we define assumptions made regarding foreign currency exchange rates and acquisitions as these are largely beyond managerial control, but can nonetheless significantly impact our results. Accordingly, in assessing financial performance against our financial targets, we customarily net out the impact of fluctuations in foreign currency exchange rates and include the impact of material acquisitions. As a result, we adjusted management’s goals for rental and management segment revenue and Adjusted EBITDA by eliminating the effects of foreign currency exchange rates and including the impact of material acquisitions. As set forth in the table above, based on our 2009 financial results, we determined that the aggregate Company goals for the year ended December 31, 2009 in combination were achieved.

In evaluating Company performance, the Committee also took into account our performance against the S&P 500 during 2009. Our stock price increased approximately 47% during the year, from $29.32 on December 31, 2008 to $43.21 on December 31, 2009. In contrast, the S&P 500 increased approximately 23% during the same period. In addition, the Committee considered the PM&P peer group and benchmarking analyses related to Company performance, including the determination that we ranked first among the peer group companies in performance on a one-year basis and second in performance on a three-year basis, based on overall average performance in terms of revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA) as a percentage of revenue and total stockholder return.

In determining individual performance, the Committee relies primarily on the evaluations and performance reviews for each executive officer. As discussed above, these reviews are conducted by our Chief Executive Officer and include input from internal and external sources familiar with the performance of the executive. The Committee’s final determination as to any executive officer’s performance for the year is based upon its assessment of the executive’s achievement of his or her goals and objectives and his or her potential to enhance long-term stockholder value, and is not based upon rigid guidelines, formulas or short-term changes in our stock price. In assessing the performance of each executive, the Committee considers achievements as they relate to each goal, and it approves bonuses based on the overall achievement by each executive. Accordingly, if an executive fails to achieve one goal, but overachieves on another goal, the executive would still generally be eligible for a bonus based on his or her individual performance. While there is no guaranty that each executive will achieve all of his or her goals, our executives generally have achieved or exceeded most of their goals during each of the past few years, with the result being that they typically have received the portion of the bonus based on individual performance.

The following table sets forth the target cash bonuses and actual bonuses for our named executive officers with respect to annual performance bonuses awarded for the years ended December 31, 2007, 2008 and 2009.

Name	Year	Target Cash Bonus Potential (% of Base Salary / $)	Actual Cash Bonus (% of Base Salary / $)	Percent Change (1)
James D. Taiclet, Jr.	2007	60% / $501,000	84% / $701,400
	2008	75% / $657,563	124% / $1,085,000	55%
	2009	75% / $657,563	109% / $955,000	(12)%

Thomas A. Bartlett (2)	2007	N/A	N/A	N/A
	2008	N/A	N/A	N/A
	2009	60% / $378,000	75% / $475,000	N/A

William H. Hess	2007	60% / $240,000	75% / $300,000
	2008	60% / $270,000	99% / $445,500	49%
	2009	60% / $291,000	66% / $320,000	(28)%

Edmund DiSanto (3)	2007	60% / $210,000	84% / $294,000
	2008	60% / $228,000	92% / $348,840	19%
	2009	60% / $228,000	71% / $270,000	(23)%

Steven C. Marshall (4)	2007	N/A	N/A	N/A
	2008	60% / $210,000	78% / $273,000	N/A
	2009	60% / $252,200	81% / $340,000	8%

Jean A. Bua	2007	60% / $150,000	60% / $150,000
	2008	60% / $180,000	80% / $239,400	60%
	2009	60% / $180,000	70% / $210,000	(12)%

Steven J. Moskowitz (5)	2007	60% / $285,000	81% / $384,750
	2008	60% / $318,000	81% / $429,300	12%
	2009	60% / $318,000	15% / $81,000	(81)%

(1)	This column represents the percentage change in actual cash bonus awarded from the prior year.

(2)	Mr. Bartlett was appointed our Chief Financial Officer on April 1, 2009. Pursuant to his letter agreement, his annual performance bonus award is not subject to proration based on his start date.

(3)	In addition to the annual performance bonus award, Mr. DiSanto received a special bonus of $30,000 in June 2009, as discussed below.

(4)	Mr. Marshall was appointed our Executive Vice President and President, U.S. Tower Division, effective March 9, 2009 upon the transition of Mr. Moskowitz from that position. In addition to the annual performance bonus award, Mr. Marshall received a special bonus of $30,000 in December 2009, as discussed below.

(5)	Mr. Moskowitz left the Company in July 2009. Pursuant to his separation agreement, Mr. Moskowitz received a lump sum payment of $81,000 as a pro-rated bonus for his three months of service in 2009 based on a bonus target of 60% of base salary.

The Committee determined that Messrs. Taiclet, Bartlett, Hess, DiSanto and Marshall and Ms. Bua exceeded their individual goals for 2009. The above bonus amounts for Messrs. Taiclet, Bartlett, Hess, DiSanto and Marshall and Ms. Bua are based on overachievement of individual goals and Company goals, and reflect awards of 109%, 75%, 66%, 71%, 81% and 70% of base salary, respectively. Among other things, the Committee considered the substantial achievements of our named executive officers in the following areas when considering their individual performance for 2009:

•	For Mr. Taiclet, successful stewardship of the Company through the global financial crisis and economic recession resulting in achievement of the Company’s financial goals and preservation and growth of stockholder value, recruitment and integration of new executives enhancing the quality and experience level of the company’s senior management team, an effective international business development effort resulting in several successful acquisitions and construction of over 800 new sites outside the U.S., a vigorous domestic new business development effort resulting in three successful acquisitions and the commercial launch of two additional lines of business, proactive customer relationship management contributing to multiple strategic business arrangements, and the strengthening of the Company’s balance sheet and financial position, resulting in elevation to investment grade credit ratings and reduced cost of financing.

•

For Mr. Bartlett, effective communication of the Company’s plans and objectives to investors, introduction of process and systems enhancements to the Company’s finance and accounting functions, substantial upgrade of the Company’s approach to tax planning, effective management of the Company’s debt, including the successful completion of bond offerings totaling nearly $1 billion in proceeds at favorable interest rates, and the skillful evaluation of numerous strategic opportunities.

•

For Mr. Hess, delivery of solid financial results in Mexico and Brazil despite adverse effects of the global financial crisis on certain customers in both countries, effective organizational leadership enabling the management of current operations and the pursuit of strategic opportunities on three continents utilizing existing resources, expansion of the Company’s asset base by over 300 sites in Latin America augmented by agreements to acquire nearly 400 additional sites.

•

For Mr. DiSanto, extraordinary contributions to securing two acquisitions in India, assessment and negotiation of multiple other strategic initiatives in the U.S. and overseas, the provision of effective legal support for new product launches, customer agreements, and financings, and further improvements in the Company’s risk management and regulatory compliance programs.

•

For Mr. Marshall, high-level of revenue and operating profits for U.S. operations, recruitment of key senior managers to the domestic management team, execution and integration of three acquisitions into the U.S. business, establishment of operational capabilities and negotiation of customer contracts to introduce Outdoor Distributed Antenna System and complementary product lines.

•

For Ms. Bua, skillful management of financing transactions in both the high yield and high grade credit markets, effective communication to ratings agencies contributing to the Company’s upgrade in 2009, and playing a key role in the evaluation of potential acquisition opportunities.

In addition to our annual performance bonus awards, from time to time we award our employees, including our executive officers, discretionary bonus awards. Discretionary bonuses to our executive officers generally relate to specific achievements or accomplishments that are separate from or above and beyond an executive’s goals and objectives for the year, and if awarded, are based on the recommendation of the Chief Executive Officer and subject to review and approval by the Committee. During 2009, we awarded a special bonus to Mr. DiSanto of $30,000 in recognition of his significant efforts with respect to the acquisition of XCEL Telecom Private Limited. In addition, we awarded a special bonus to Mr. Marshall of $30,000 in recognition of his significant efforts with respect to the development and successful launch of complementary product lines that expand the shared infrastructure available at our communications sites.

Long-Term Incentive Compensation

We believe that granting equity-based incentive awards to our executives serves to align executive compensation with long-term stockholder value. In 2009, we awarded our named executive officers equity-based awards comprised of stock options and RSUs that vest over time, so that our executive officers will have a continuing stake in the long-term success of the Company. In determining the amount of each equity-based incentive award, the Committee considers similar awards to individuals holding comparable positions and/or with comparable roles at the companies included in the peer group and benchmarking analyses, overall Company performance, individual performance relative to annual goals and objectives and anticipated level of future contribution by the executive officer. The equity-based awards for each of our executives are generally determined so as to result in total compensation to each of our executives at or above the seventy-fifth percentile as compared to the companies included in the peer group and benchmarking analyses.

We believe that our executive officers can create the largest impact on our Company by focusing on long-term goals. Accordingly, we historically have weighted our total executive compensation towards equity-based incentive awards that vest over a four year period. We believe that equity-based awards that vest ratably over four years create an incentive for our executives to focus on long-term results and that annual vesting provides an appropriate intermediate value as results are attained. We also believe that four-year vesting contributes to employee retention. Given that we typically enter into long-term leases with our customers, we generate relatively predictable revenues. While our management can drive additional business, cost reduction efforts, process improvements and other short-term advancements, we believe that focusing our executive officers on long-term achievements will create the greatest stockholder value for the Company. Management decisions on mergers and acquisitions, long-term contracts with major customers, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances will have the largest impact on the Company. Decisions on these types of matters may have a negative short-term impact on our performance and/or stock price, but may result in long-term value. We believe that by granting our executives meaningful levels of equity-based awards, they will have a greater incentive to focus on long-term results, and we will be able to retain highly experienced executives to sustain long-term Company performance. Therefore, the grant date value of our equity-based awards have tended to be above the seventy-fifth percentile, as compared to the companies included in the peer group and benchmarking analyses. Since the approval of our 2007 Equity Incentive Plan by our stockholders in May 2007, the Committee has determined to grant RSUs as a component of our equity-based incentive compensation (see below under “—Equity-Based Awards”).

In February 2009, in connection with annual performance reviews and the Company’s annual employee equity grant, the Committee approved grants of stock options and RSUs to each of our named executive officers based on their performance for the year ended December 31, 2008 and expected future contributions to the Company. In addition, the Committee approved certain grants of stock options and RSUs in connection with recruitment efforts and expanded job responsibilities for certain executives. The following table sets forth the equity values granted to our named executive officers in the years ended December 31, 2007, 2008 and 2009. In 2008 and 2009, for each named executive officer, fifty percent of each of the equity values was stock options and fifty percent of each of the equity values was RSUs.

Name	2007	2008	Percent Change (1)	2009	Percent Change (1)
James D. Taiclet, Jr.	$4,984,000	$3,316,911	(33)%	$3,317,017	0%
Thomas A. Bartlett (2)	N/A	N/A	N/A	$2,500,033	N/A
William H. Hess	$2,492,000	$1,786,000	(28)%	$1,786,008	0%
Edmund DiSanto (3)	$3,318,000	$1,786,000	(46)%	$1,786,008	0%
Steven C. Marshall (4)	$2,373,000	$663,533	(72)%	$1,200,024	81%
Jean A. Bua	$1,424,000	$765,267	(46)%	$800,019	5%
Steven J. Moskowitz (5)	$2,848,000	$2,296,178	(19)%	N/A	N/A

(1)	This column represents the percentage change in equity values awarded from the prior year.

(2)	Mr. Bartlett joined the Company in April 2009. Accordingly, the Committee approved grants of stock options and RSUs effective as of his April 1, 2009 start date.

(3)	Mr. DiSanto joined the Company in April 2007. Accordingly, the Committee approved the grant of stock options effective as of June 1, 2007.

(4)	Mr. Marshall joined the Company in November 2007. Accordingly, the Committee approved the grant of stock options effective as of December 1, 2007.

(5)	Mr. Moskowitz transitioned from the role of Executive Vice President and President, U.S. Tower Division on March 9, 2009, and therefore was ineligible to receive the 2009 annual employee grant.

Each of the option grants vests 25% annually over four years, commencing one year from the date of grant, and has a term of ten years. Each of the grants of RSUs vests 25% annually over four years, commencing one year from the date of grant. All of the stock options and RSUs awarded as part of our annual employee grant in 2009, including the above awards to our executive officers, were granted on March 10, 2009. The stock options granted as part of the annual employee grant have an exercise price of $28.39, which was the closing price of our Common Stock on the NYSE on the date of grant.

In determining the size of these awards for 2009, the Committee first considered the total value/spend on equity for 2008, which was used as the foundation for determining the 2009 equity budget. The Committee reviewed and approved a range of award valuations for each employee level. For our named executive officers, the Committee approved a budget of approximately $14.0 million and determined the appropriate allocations to each executive officer based on peer group competitive assessment data provided by PM&P, the current pay position, performance and achievement of his or her goals.

While we generally have limited the relative differences in base salaries among our executive officers, our practice has been to award equity-based incentives to our executives in amounts that vary based on the executive’s scope of responsibility and the expected contributions of the executive and the executive’s operating unit to the Company. Accordingly, our largest awards are typically to our Chief Executive Officer and our Chief Financial Officer. At the time the 2009 awards were granted Mr. Bartlett had not joined the Company as our Chief Financial Officer. The Committee approved a subsequent grant of equity-based awards to Mr. Bartlett effective as of his April 1, 2009 start date, with a value of $2.5 million on the date of grant.

In comparing our equity-based awards to those granted by other companies included in the peer group and benchmarking analyses, we determine the value of our awards using a Black-Scholes valuation analysis. Based on the peer group and benchmarking analyses, equity-based awards in 2009 for Messrs. Bartlett, Marshall, Hess and DiSanto were above the seventy-fifth percentile, the equity-based award for Ms. Bua was at the seventy-fifth percentile and the equity-based award for Mr. Taiclet was at the sixty-fifth percentile. Based on market data for select S&P 500 companies, the 2009 equity-based award for Mr. Taiclet was above the twenty-fifth percentile, the equity-based awards for Messrs. Bartlett, DiSanto and Marshall were above the fiftieth percentile and the equity-based awards for Mr. Hess and Ms. Bua were above the seventy-fifth percentile.

As set forth in the table above, we did not change the size of our equity-based awards to Messrs. Taiclet, Hess, and DiSanto in 2009. The equity-based awards in 2009 for Ms. Bua increased by 5%, and the awards for Mr. Marshall increased by 81%. In determining the size of our equity-based awards to our named executive officers in 2009, the Committee considered peer group competitive assessment data and the fact that the Committee had granted a sizeable number of options to these executives in prior years. The Committee determined to increase the size of the equity-based awards for Mr. Marshall and Ms. Bua in recognition of their assumption of expanded leadership roles and greater job responsibilities. With respect to Mr. Marshall’s equity-based award, the Committee considered the need to develop additional avenues of expansion of products and services in the United States, as well as maintain and expand the U.S. Tower Division’s core rental and management business. With respect to Ms. Bua’s equity-based award, the Committee considered the need to create a seamless transition in the Company’s finance group following the departure of its former chief financial officer in mid 2008 and at the same time opportunistically raise capital in uncertain financial markets.

In addition to our practice of granting equity-based awards in connection with our annual performance reviews, from time to time we grant equity-based awards to our employees, including our executive officers, related to specific achievements or accomplishments. During 2009, we did not grant equity-based awards to our executives for specific achievements or accomplishments outside of the annual equity award grant process. However, in connection with our recruitment of Mr. Bartlett as our Chief Financial Officer, the Committee did approve the grant of an equity-based award to Mr. Bartlett effective as of his April 1, 2009 start date. The Committee determined the value of the equity-based award to Mr. Bartlett based on peer group competitive assessment data and inputs received from the executive search firm utilized by the Company.

Perquisites

We do not believe in providing extensive perquisites to our executive officers. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers, and include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, including our executive officers, a cost that is dependent on the level of benefits coverage that each employee or executive elects. We have no deferred compensation plans or supplemental executive retirement plans, nor any outstanding loans of any kind to our executive officers.

As set forth in the Summary Compensation Table, “All Other Compensation,” perquisites to executive officers include an annual car allowance of $12,000 and reimbursement for related auto insurance premiums. They also include amounts for discounted parking at our corporate offices in Boston, a benefit we provide to a number of our corporate employees, including our named executive officers.

Under limited circumstances, we provide certain perquisites to recruit individuals to key positions within the Company and to officers that expatriate to another country for work on the Company’s behalf. Accordingly, in addition to the general perquisites to executive officers, Messrs. Bartlett and Marshall, received additional perquisites. Mr. Bartlett received a signing bonus and a one-time lump sum payment to assist with his relocation to Boston and Boston-based living expenses. Mr. Marshall, an expatriate from the United Kingdom, received a housing allowance, settling-in allowance, relocation support and a goods and services differential in connection with assuming the role of Executive Vice President and President, U.S. Tower Division in Boston. The amount for each of these perquisites is set forth in the Summary Compensation Table, “All Other Compensation.” We believe this is consistent with standard packages offered to recruit key personnel and expatriated employees at global companies.

Determination of Named Executive Officers for 2009

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2009 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2009. Accordingly, Mr. Taiclet, our Chief Executive Officer, Mr. Bartlett, our Chief Financial Officer, and Messrs. Hess, DiSanto and Marshall were determined to be named executive officers for purposes of the Company’s Proxy Statement disclosure.

In addition, SEC rules require that we include in our group of named executive officers any other person that served as our principal financial officer during the year ended December 31, 2009. Accordingly, Ms. Bua, who served as our interim Chief Financial Officer through March 31, 2009, is considered a named executive officer. In addition, SEC rules require that we include any former executive officers who left the Company during the year ended December 31, 2009, but whose compensation for the year would have caused them to be one of the Company’s three highest paid executive officers as of December 31, 2009. Accordingly, Mr. Moskowitz is considered a named executive officer. Pursuant to the Company’s severance program, Mr. Moskowitz is entitled to receive severance payments related to base salary, bonus or continuation of health benefits (see below under “—Employment and Severance Arrangements”). In addition, with respect to certain stock options previously granted to Mr. Moskowitz, he shall have the right to exercise such options for a period equal to the lesser of three years following his departure date or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

Compensation Determinations for 2010

In February 2010, the Committee established base salaries and bonus targets for our named executive officers for 2010. In doing so, the Committee determined to increase salaries from 2009 levels as a result of merit and individual performance during the prior year, Company performance during the prior year, peer group competitive assessment data and expected future contributions to the Company. The following table sets forth the base salary and bonus targets for Messrs. Taiclet, Bartlett, Hess, DiSanto and Marshall and Ms. Bua for the year ended December 31, 2010.

Name	2009 Base Salary	Raise	2010 Base Salary	2010 Target Cash Bonus Potential (% of Base Salary / $)
James D. Taiclet, Jr.	$876,750	3%	$900,000	75% / $675,000
Thomas A. Bartlett	$630,000	3%	$650,000	60% / $390,000
William H. Hess	$485,000	3%	$500,000	60% / $300,000
Edmund DiSanto	$380,000	5%	$400,000	60% / $240,000
Steven C. Marshall	$420,000	7%	$450,000	60% / $270,000
Jean A. Bua	$300,000	3%	$310,000	60% / $186,000

In February 2010, the Committee also approved the grant of equity-based incentive awards pursuant to our annual employee grant, which included awards to the executive officers comprised of stock options and RSUs that vest over time. In determining the size of these awards, the Committee established a targeted award value for each executive and then divided this value in half to establish awards comprised of RSUs and stock options. In making its determinations, the Committee reviewed the total value of prior year awards, as well as the peer group and benchmarking analyses related to equity-based awards, and then established a value for the 2010 equity-based awards to each executive. On March 10, 2010, the date of grant, the Company took the equity-based award values approved by the Committee and determined the actual number of shares subject to the stock options using a Black-Scholes valuation methodology and for RSUs based on the closing price of our Common Stock on the date of grant. In making these awards, the Committee determined to increase the size of the awards from 2009 levels as a result of merit and individual performance during the prior year, Company performance during the prior year, peer group competitive assessment data and expected future contributions to the Company.

The following table sets forth the equity value of stock options and RSUs granted to Messrs. Taiclet, Bartlett, Hess, DiSanto and Marshall and Ms. Bua as part of our 2010 annual employee grant.

Name	Equity Value
James D. Taiclet, Jr.	$4,100,000
Thomas A. Bartlett	$2,000,000
William H. Hess	$1,800,000
Edmund DiSanto	$1,800,000
Steven C. Marshall	$1,800,000
Jean A. Bua	$800,000

Each of the option grants vests 25% annually over four years, commencing one year from the date of grant, and has a term of ten years. Each of the grants of RSUs vests 25% annually over four years, commencing one year from the date of grant. All of the stock options and RSUs awarded as part of our annual employee grant, including the above awards to our executive officers, were granted on March 10, 2010. The stock options granted as part of the annual employee grant have an exercise price of $43.11, which was the closing price of our Common Stock on the NYSE on the date of grant.

Employment and Other Agreements

In order to recruit and retain our executive officers, we have entered into employment letters and other arrangements or agreements with our executive officers from time to time. All letters, agreements and arrangements with our executives are subject to review by the Committee.

In February 2009, we entered into an agreement with Mr. Moskowitz in connection with his transition from the role of Executive Vice President and President, U.S. Tower Division to an interim role as senior advisor, prior to and in anticipation of his departure from the Company. Under the terms of the agreement, Mr. Moskowitz agreed to waive all rights under and terminate his existing employment letter with the Company. In addition, he agreed to restrictive covenants with respect to confidentiality, non-disparagement, non-solicitation and noncompetition for a period of twelve months following his departure date. Under the terms of the agreement, the Company agreed to provide Mr. Moskowitz with certain benefits that would have been payable to him under his employment letter, as though his employment had been terminated other than for Cause, as defined in the American Tower Severance Program (Severance Program). These benefits include the payment to Mr. Moskowitz over an 18-month period of an aggregate of $795,000, reflecting 18 months of Mr. Moskowitz’s annual base salary, and a lump sum payment of $81,000 as a pro-rated bonus for his three months of service in 2009 based on a bonus target of 60% of base salary. In addition, with respect to certain stock options previously granted to Mr. Moskowitz, he shall have the right to exercise such options for a period equal to the lesser of three years following his departure date or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

In February 2009, we entered into a letter agreement with Mr. Marshall in connection with his new assignment as President of U.S. Tower Division. The terms of our agreement with Mr. Marshall are consistent with the terms of our agreements with our other executives, except that we also agreed to provide Mr. Marshall with relocation and temporary living expenses to facilitate his transition. As an expatriated employee, Mr. Marshall also received a settling in allowance and a goods and services differential, the amounts of which the Committee reviewed with PM&P.

In February 2009, we also entered into a letter agreement with Mr. Bartlett in connection with our recruitment of Mr. Bartlett as our Chief Financial Officer that sets forth his compensation, severance and other benefits. Pursuant to the agreement and in consideration of the recruitment initiatives and peer group competitive assessment data, Mr. Bartlett was entitled to receive an initial annual base salary of $630,000 with a target cash bonus potential equal to 60% of base salary. In addition, Mr. Bartlett’s cash bonus for 2009 was not to be less than his bonus target, and it was not subject to proration based on his start date of April 1, 2009. We also agreed to provide Mr. Bartlett with a one-time lump sum payment of $200,000 to assist with his relocation to Boston and Boston-based living expenses. In addition, Mr. Bartlett was eligible for a cash signing bonus of $400,000, half which will be paid on the first anniversary of his start date and half of which will be paid on the second anniversary of his start date. The Committee also approved the grant of equity-based awards to Mr. Bartlett effective as of his April 1, 2009 start date, with a value of $2.5 million on the date of grant, comprised 50% of non-qualified stock options (based on Black-Scholes value) and 50% RSUs. These equity awards will vest over four years of continuous employment, or 25% per year, commencing one year from the date of the grant.

Pursuant to each of the letter agreements with Messrs. Bartlett and Marshall, they will be entitled to severance benefits under the Severance Program as it relates to Company Executive Vice Presidents, as discussed below. In addition to the benefits under the Severance Program, in the event Mr. Bartlett’s employment is terminated by the Company (other than for Cause or for Performance Reasons as defined in the Severance Program), he will be entitled to immediate vesting in full of his April 1, 2009 equity awards, which will be exercisable for a period of 90 days. The foregoing severance benefits are contingent upon Mr. Bartlett signing a separation and release agreement in acceptable form, which would include customary confidentiality and non-solicitation provisions, as well as restrict Mr. Bartlett from providing services to competitors of the Company.

In March 2009, we entered into waiver and termination agreements with each of Messrs. Taiclet, Hess and DiSanto and Ms. Bua, pursuant to which they agreed to waive the severance benefits under their then existing employment letters and to terminate their letters. These agreements were entered into in connection with the implementation of the Company’s new broad-based severance program. In March 2009, we implemented the Severance Program to provide severance benefits to all eligible employees if they are terminated in certain circumstances. The Severance Program applies to all eligible employees and establishes different policies that provide for varying amounts of severance benefits depending on the employee’s position and/or tenure with the Company. By terminating their existing employment letters, each of Messrs. Taiclet, Hess and DiSanto and Ms. Bua became subject to the terms of the Severance Program. Under the Severance Program, the severance benefits now afforded to our Executive Vice Presidents and our Chief Executive Officer are as follows:

•

Upon a Qualifying Termination (i.e., termination by the executive for Good Reason or a termination of the executive by the Company other than for Cause or for Performance Reasons (as such terms are defined in the Severance Program)), the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings. In addition, each executive will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including but not limited to stock options and RSUs.

•

Following a Qualifying Termination, each executive will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

All severance benefits under the Severance Program are subject to the executive signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

Under the prior employment letters with Messrs. Hess and DiSanto and Ms. Bua, each had the right to continued vesting and exercisability of stock options for a period of three years following termination by the Company other than for Cause or by the executive for Good Reason. Under the prior employment letter with Mr. Taiclet, he had the right to full acceleration of all unvested stock options upon a change of control. By agreeing to the waiver and termination agreement, each agreed to waive these rights. Under the Severance Program, equity awards to our executives are subject to a so-called “double-trigger” standard, whereby the executive would only be entitled to acceleration of his or her equity awards in the event of a “Qualifying Termination” within 14 days before or two years following a “Change of Control” (each as set forth and defined in the Severance Program). In such an event, the executive would be entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In all other cases, the executive would not be entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups, which certain of our executives had been entitled to under their prior employment letters.

We are also a party to noncompetition agreements with Mr. Hess. We entered into a Noncompetition and Confidentiality agreement with Mr. Hess in January 2004 in connection with the grant to Mr. Hess of options to purchase shares of the Company’s Brazil subsidiary, ATC South America Holding Corp. (ATC South America). In addition, in 2001, we entered into a similar noncompetition agreement with Mr. Hess related to the Company’s Mexico subsidiary, ATC Mexico Holding Corp. (ATC Mexico).

Equity-Based Awards

We believe that the granting of equity-based awards is an effective tool for motivating our executives and employees. Accordingly, through our 2007 Equity Incentive Plan, which was approved by our stockholders in May 2007, certain new employees hired by us are eligible to receive a RSU award with a value of at least $3,000. Thereafter, we typically grant additional awards to select employees on an annual basis as part of a grant in connection with our annual performance review process.

RSUs are rights to receive shares of our Common Stock, subject to certain restrictions that lapse over a specified vesting period. Whereas stock options generally only provide value to the option recipient when the value of the underlying stock increases above the exercise price of the option, RSUs are so-called “full value” awards, in that when they vest, they have a value equal to the underlying stock, even if the value of the stock decreases subsequent to the date of the grant. Accordingly, the value of our RSUs will increase or decrease as the price of our Common Stock increases or decreases. Given that RSUs are full-value awards, they have a higher value than stock options. Accordingly, by granting RSUs, we can grant our employees equity-based incentive awards using a smaller number of shares than if we were to grant stock options, but still award our employees an equivalent value of equity-based incentive compensation. We believe that this benefits our stockholders, in that it limits the dilution associated with our equity-based incentive compensation. We also believe that RSUs are beneficial to our employees, as RSUs mitigate the effect of stock market volatility, given that they are not totally dependent on a future increase in stock price to deliver value. In addition, as a result of the way that stock options are accounted for under accounting principles generally accepted in the United States (GAAP) (as discussed below under the heading “—Tax and Accounting Implications”), the financial statement expense that we record for option grants can be much greater, due to the application of the fair value methodology, than the perceived value of those grants or the value ultimately delivered to our employees. We believe that providing equity-based compensation in the form of RSUs allows us to better align the value perceived by our employees, due to the characteristics described above, with the expense recorded by the Company.

In February 2009, the Committee approved the award of RSUs in connection with a grant in connection with our annual performance review process. We continue to believe in the benefits of a broad-based equity incentive program in which certain full time employees are eligible to participate and for 2009, we determined to maintain this program for our employees using RSUs. We approved time-based RSUs for our employees with a value of at least $3,000. Employees with more seniority and managerial responsibility were eligible to receive larger awards. The RSUs awarded as part of the 2009 annual employee grant contain terms that are generally consistent with our stock option grants. Accordingly, the RSUs will vest 25% annually over four years, commencing one year from the date of grant. For our employees that also received a portion of their equity-based incentive award in stock options, their stock options will similarly vest 25% annually over four years, commencing one year from the date of grant, and have a term of ten years. All of the stock options and RSUs awarded as part of our 2009 annual employee grant were granted on March 10, 2009. The stock options granted as part of the annual employee grant have an exercise price of $28.39, which was the closing price of our Common Stock on the NYSE on the date of grant.

In addition, the stock options and RSUs awarded as part of the 2009 annual employee grant, including the awards granted to our named executive officers, have terms that provide for the “claw back” by the Company of shares received pursuant to such awards and the payment to the Company of all gains realized by any person from the disposition of such shares, in certain circumstances. These claw back provisions will apply in the event the employee is terminated by the Company for cause or, following termination of employment for any reason, either (A) the Company determines that the employee engaged in conduct while an employee that would have justified termination for cause or (B) the employee violates any applicable confidentiality or noncompetition agreement with the Company or any affiliate. Under the terms of the award agreements, termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the employee’s job responsibilities, fraud, dishonesty, self-dealing, breach of the employee’s obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

In February 2008, the Committee approved a number of written procedures regarding the grant of equity-based incentive awards and award modifications under the 2007 Equity Incentive Plan, which include the following:

•

our annual broad-based employee grant, if approved, will be on March 10 of each year (or, if not a business day, the first business day following March 10), unless we have not yet filed our Annual Report on Form 10-K for such year, in which case the grant will be delayed until the first business day following the filing date of our Form 10-K with the SEC.

•

all new hire and promotional grants must be approved by the Committee, with the grant dates for such awards established as of (i) the first business day of the calendar month following Committee action approving such grants or (ii) such future date as approved by the Committee.

•	unless otherwise expressly approved by the Committee, the grant price for all equity-based awards will be equal to the closing price of our Common Stock on the NYSE on the date of grant.

•

at or prior to the time the Committee meets or takes action by unanimous written consent to approve an equity-based award, the Committee shall receive a complete schedule setting forth all details of the proposed awards, and the date of grant for such awards will be the first business day of the calendar month following Committee action approving such grants or a future date specified by the Committee in such approval.

•

any material change to the terms of an equity-based award following Committee approval must be submitted for approval by the Committee, and any modification to any material term of an award shall be effective as of the date of approval by Committee, or a future date specified by the Committee in such approval.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our Common Stock, RSUs and options to purchase our Common Stock, our executives will have interests that are more closely aligned with those of our stockholders. Although we do not have a formal stock ownership policy, we encourage our executives and Directors to hold shares or vested options so that they share in the sentiments of our stockholders as our stock price increases or decreases.

We have an Anti-Insider Trading Policy that governs all Company employees, including our executive officers and Directors. The policy imposes limits as to when and how our executives and Directors can engage in transactions in our securities and prohibits short sales of our Common Stock by all Company personnel. While we do not have a formal policy that restricts our executives and Directors from entering into hedging transactions with respect to our stock, any such transactions would be subject to the provisions of our Anti-Insider Trading Policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the three other most highly compensated officers (other than the company’s chief financial officer). Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. The Committee generally seeks to maximize the deductibility of compensation under Section 162(m) to the extent consistent with our overall compensation program objectives, while also maintaining the flexibility in the design of our compensation programs and in making appropriate payments to our executive officers. As a result of the timing and amount of bonus payments to our executives with respect to services performed in 2008 and 2009, Messrs. Taiclet and Hess earned in excess of $1 million in 2009 for purposes of Section 162(m).

Accounting for Equity-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, we measure and recognize compensation expense for all share-based payment awards made to employees and Directors, including stock options, RSUs and employee stock purchases under employee stock purchase plans. Stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as an expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited. We calculate the fair value of the stock options using the Black-Scholes option-pricing model that takes into account the stock price at the accounting measurement date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option. The fair value of RSUs based on the market price of our Common Stock on the grant date. We continue to believe that our broad-based equity incentive program is an effective tool for motivating and retaining our employees and expect to continue to grant options and RSUs to our employees and executives, notwithstanding the impact on our financial statements.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2009 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2010 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Samme L. Thompson, Chairperson

Raymond P. Dolan

Gustavo Lara Cantu

Pamela D.A. Reeve

Executive Compensation

The following table provides information concerning compensation earned by each of our named executive officers for the years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James D. Taiclet, Jr.	2009	$876,750	–	$1,658,515	$1,658,502	$955,000	–	$23,694	$5,172,461
Chairman of the Board, President and Chief Executive Officer	2008	$876,750	–	$1,750,411	$1,566,500	$1,085,000	–	$25,172	$5,303,833
	2007	$835,000	–	–	$4,984,000	$701,400	–	$25,230	$6,545,630

Thomas A. Bartlett (7)	2009	$489,769	–	$1,250,025	$1,250,008	$475,000	–	$214,899	$3,679,701
Executive Vice President and Chief Financial Officer

William H. Hess (8)	2009	$470,041	–	$893,007	$893,001	$320,000	–	$23,522	$2,599,571
Executive Vice President, International Operations and President, Latin America and EMEA	2008	$450,000	–	$942,500	$843,500	$445,500	–	$25,574	$2,707,074
	2007	$400,000	$50,000	–	$2,492,000	$300,000	–	$25,901	$3,267,901

Edmund DiSanto (9)	2009	$380,000	$30,000	$893,007	$893,001	$270,000	–	$21,354	$2,487,362
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2008	$380,000	–	$942,500	$843,500	$348,840	–	$21,865	$2,536,705
	2007	$249,038	–	–	$3,318,000	$294,000	–	$16,329	$3,877,367

Steven C. Marshall (10)	2009	$420,000	$30,000	$600,023	$600,001	$340,000	–	$118,244	$2,108,268
Executive Vice President and President, U.S. Tower Division

Jean A. Bua (11)	2009	$300,000	–	$400,015	$400,004	$210,000	–	$18,846	$1,328,865
Executive Vice President, Finance and Treasurer	2008	$285,481	$60,000	$403,767	$361,500	$239,400	–	$19,056	$1,369,204

Steven J. Moskowitz (12)	2009	$328,920	–	–	$6,648,192	$81,000	–	$13,365	$7,071,477
Former Executive Vice President and President, U.S. Tower Division	2008	$530,000	$60,000	$1,211,678	$1,084,500	$429,300	–	$25,765	$3,341,243
	2007	$475,000	$40,000	–	$2,848,200	$384,750	–	$27,103	$3,775,053

(1)	In addition to the annual performance bonus awards that we pay to our named executive officers (included in column (g)), from time to time we pay discretionary bonuses that relate to specific achievements or accomplishments. During 2009, Messrs. DiSanto and Marshall each received discretionary bonuses of $30,000. During 2008, Ms. Bua and Mr. Moskowitz each received discretionary bonuses of $60,000. During 2007, Messrs. Hess and Moskowitz received discretionary bonuses of $50,000 and $40,000, respectively. For more information, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of RSUs granted in 2009 and 2008 pursuant to our 2007 Equity Incentive Plan. See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010, regarding assumptions underlying the valuation of our RSUs.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of stock options granted in 2009, 2008 and 2007, respectively, pursuant to our 1997 Stock Option Plan and our 2007 Equity Incentive Plan (other than the 2009 information for Mr. Moskowitz, see note 12 below). See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010, regarding assumptions underlying the valuation of our stock options.

(4)	The amounts in column (g) reflect for the year ended December 31, 2009, cash payments in 2010 with respect to annual performance bonus awards for services performed in 2009; for the year ended December 31, 2008, cash payments made in 2009 with respect to annual performance bonus awards for services performed in 2008; and for the year ended December 31, 2007, cash payments made in 2008 with respect to annual performance bonus awards for services performed in 2007.

(5)	We do not maintain any pension or non-qualified deferred compensation plan.

(6)	The amounts in column (i) include for each of our named executive officers matching contributions pursuant to our 401(k) plan, an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office, as well as the value associated with personal use of Company tickets to sporting and entertainment events for the years ended December 31, 2008 and 2007, including an amount for any related taxes on such benefits. In addition, the amounts in column (i) for December 31, 2009 include certain benefits related to relocation expenses for Messrs. Bartlett and Marshall. Mr. Bartlett received a one-time lump sum of $200,000 to assist with relocation to Boston and Boston-based living expenses. To facilitate his transition, Mr. Marshall received an aggregate of $74,000 for temporary living expenses, a settling in allowance and a goods and services differential, as well as reimbursement of $23,482 in relocation expenses. For more information regarding these benefits to Messrs. Bartlett and Marshall, see “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are available generally to all salaried employees.

(7)	Mr. Bartlett joined the Company on April 1, 2009. His annualized salary for the year ended December 31, 2009 was $630,000.

(8)	In June 2009, Mr. Hess’ base salary was increased in connection with the increased job responsibility with respect to the EMEA territory. Accordingly, his annualized salary for the year ended December 31, 2009 was $485,000, effective as of June 5, 2009.

(9)	Mr. DiSanto joined the Company on April 1, 2007. His annualized salary for the year ended December 31, 2007 was $350,000.

(10)	Mr. Marshall was appointed our Executive Vice President and President, U.S. Tower Division, effective March 9, 2009 upon the transition of Mr. Moskowitz from that position. Prior to such time, Mr. Marshall was not a named executive officer.

(11)	Ms. Bua was appointed our Chief Financial Officer on an interim basis from June 30, 2008 through March 31, 2009. Prior to such time, Ms. Bua was not a named executive officer. Her annualized salary for the year ended December 31, 2008 was $300,000.

(12)	Mr. Moskowitz left the Company in July 2009. His annualized salary for the year ended December 31, 2009 was $530,000. Pursuant to his separation agreement, certain terms of the stock options previously granted to Mr. Moskowitz were modified to provide him with the right to exercise such options for a period equal to the lesser of three years following April 3, 2009 or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period. The amount reflected in column (f) for the year ended December 31, 2009 represents the excess of the fair value of the modified stock options over the fair value of the original stock options immediately before the modification on April 3, 2009.

Grants of Plan-Based Awards for 2009

The following table sets forth information relating to stock options and RSUs granted pursuant to our equity incentive plans and cash bonus opportunity awarded as part of our annual performance bonus during the year ended December 31, 2009 to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
James D. Taiclet, Jr.
Cash bonus		$493,172	$657,563	$986,345
Option grant	3/10/2009					189,760	$28.39	$1,658,502
RSUs	3/10/2009				58,419			$1,658,515

Thomas A. Bartlett
Cash bonus		$283,500	$378,000	$567,000
Option grant	4/1/2009					130,481	$31.54	$1,250,008
RSUs	4/1/2009				39,633			$1,250,025

William H. Hess
Cash bonus		$218,250	$291,000	$436,500
Option grant	3/10/2009					102,174	$28.39	$893,001
RSUs	3/10/2009				31,455			$893,007

Edmund DiSanto
Cash bonus		$171,000	$228,000	$342,000
Option grant	3/10/2009					102,174	$28.39	$893,001
RSUs	3/10/2009				31,455			$893,007

Steven C. Marshall
Cash bonus		$189,000	$252,000	$378,000
Option grant	3/10/2009					68,650	$28.39	$600,001
RSUs	3/10/2009				21,135			$600,023

Jean A. Bua
Cash bonus		$135,000	$180,000	$270,000
Option grant	3/10/2009					45,767	$28.39	$400,004
RSUs	3/10/2009				14,090			$400,015

Steven J. Moskowitz (7)
Option grant	4/3/2009					1,523,009	$27.37	$6,648,192

(1)	For 2009, the bonus target for Mr. Taiclet was 75% of base salary and the bonus target for each of Messrs. Bartlett, Hess, DiSanto, Marshall and Moskowitz and Ms. Bua was 60% of base salary. In a typical year, the Compensation Committee does not award performance bonuses below 75% of the bonus target or above 150% of the bonus target. Accordingly, the amounts in column (c), (d) and (e) are based on 75%, 100% and 150% of the bonus target, respectively. The actual amounts we paid in connection with our annual performance bonus awards are reflected in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation. For more information regarding our annual performance bonus awards, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	Includes RSUs granted under the 2007 Equity Incentive Plan. All RSUs included in column (i) vest 25% annually over four years, commencing one year from the date of grant.

(3)	Includes stock options granted under the 2007 Equity Incentive Plan. All stock options included in column (j) vest 25% annually over four years, commencing one year from the date of grant.

(4)	Column (j) includes options granted during the year ended December 31, 2009. We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted in February or March of each year. On March 10, 2010, we awarded Messrs. Taiclet, Bartlett, Hess, DiSanto and Marshall and Ms. Bua stock options and RSUs pursuant to the 2007 Equity Incentive Plan in the amounts set forth below. As discussed in “Compensation Determinations for 2010” in our Compensation Discussion and Analysis included in this Proxy Statement, we determined the amount of stock options and RSUs based on award value. In making these awards, we reviewed the total value of prior year awards, as well as the peer group and benchmarking analyses related to equity-based awards, and then established a value for the 2010 equity-based awards to each executive.

Name	Stock Options	RSUs	Grant Date Fair Value
James D. Taiclet, Jr.	$2,050,000	$2,050,000	$4,100,000

Thomas A. Bartlett	$1,000,000	$1,000,000	$2,000,000

William H. Hess	$900,000	$900,000	$1,800,000

Edmund DiSanto	$900,000	$900,000	$1,800,000

Steven C. Marshall	$900,000	$900,000	$1,800,000

Jean A. Bua	$400,000	$400,000	$800,000

The stock options have an exercise price of $43.11, which was the closing price of our Common Stock on the NYSE on the date of grant, and have a term of ten years. All of the above stock option and RSU awards vest 25% annually over four years, commencing one year from the date of grant.

(5)	With the exception of Mr. Moskowitz, the price included in column (k) reflects the per share exercise price of each option, which is equal to the closing price of our Common Stock on the NYSE on the date of grant.

(6)	With the exception of Mr. Moskowitz, the amounts in column (l) reflect the grant date fair value of the stock and option awards granted during the fiscal year ended December 31, 2009. See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010, regarding assumptions underlying valuation of equity awards.

(7)	Mr. Moskowitz left the Company in July 2009. Pursuant to his separation agreement, certain terms of the stock options previously granted to Mr. Moskowitz were modified to provide him with the right to exercise such options for a period equal to the lesser of three years following April 3, 2009 or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period. The amount reflected represents the number of options modified, the weighted average exercise price and the excess of the fair value of the modified stock options over the fair value of the original stock options immediately before the modification on April 3, 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2009, 2008 and 2007 summarized in the “Summary Compensation Table” is determined in accordance with employment letters and other arrangements or agreements with our executive officers. Such letters, agreements and arrangements are reviewed by the Compensation Committee. For more information about these agreements, please see above under “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

The stock options and RSUs summarized in the table “Grants of Plan-Based Awards for 2009” were granted to each of Messrs. Taiclet, Bartlett, Hess, DiSanto, Marshall and Moskowitz, and Ms. Bua pursuant to our 2007 Equity Incentive Plan. All stock options were granted with an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant, vest annually as to 25% of the original grant amount over four years, commencing one year from the date of grant, and have a term of ten years. All RSUs vest annually as to 25% of the original RSU award amount over four years, commencing one year from the date of grant.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table sets forth information relating to stock options and RSUs outstanding as of December 31, 2009 that were granted pursuant to our 1997 Stock Option Plan and 2007 Equity Incentive Plan, or granted under predecessor plans, to our named executive officers.

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
James D. Taiclet, Jr.	166,743	–	–	$12.11	3/04/2014		–	–	–	–
	444,491	–	–	$18.15	4/01/2015		–	–	–	–
	375,000	125,000	–	$31.50	3/01/2016		–	–	–	–
	175,000	175,000	–	$37.52	3/15/2017		–	–	–	–
	40,625	121,875	–	$37.70	3/17/2018		–	–	–	–
	–	189,760	–	$28.39	3/10/2019		–	–	–	–
	–	–	–	–	–		34,823	$1,504,702	–	–
	–	–	–	–	–		58,419	$2,524,285	–	–

Thomas A. Bartlett	–	130,481	–	$31.54	4/01/2019		–	–	–	–
	–	–	–	–	–		39,633	$1,712,542	–	–

William H. Hess	51,486	–	–	$18.15	4/01/2015		–	–	–	–
	131,250	43,750	–	$31.50	3/01/2016		–	–	–	–
	87,500	87,500	–	$37.52	3/15/2017		–	–	–	–
	21,875	65,625	–	$37.70	3/17/2018		–	–	–	–
	–	102,174		$28.39	3/10/2019		–	–	–	–
	–	–	–	–	–		18,750	$810,188	–	–
	–	–	–	–	–		31,455	$1,359,171	–	–

Edmund DiSanto	100,000	100,000	–	$42.95	6/01/2017		–	–	–	–
	21,875	65,625	–	$37.70	3/17/2018		–	–	–	–
	–	102,174		$28.39	3/10/2019		–	–	–	–
	–	–	–	–	–		18,750	$810,188	–	–
	–	–	–	–	–		31,455	$1,359,171	–	–

Steven C. Marshall	75,000	75,000	–	$44.92	12/03/2017		–	–	–	–
	8,125	24,375	–	$37.70	3/17/2018
	–	68,650	–	$28.39	3/10/2019		–	–	–	–
	–	–	–	–	–		6,967	$301,044	–	–
	–	–	–	–	–		21,135	$913,243	–	–

Jean A. Bua	18,750	6,250	–	$31.50	3/01/2016		–	–	–	–
	50,000	50,000	–	$37.52	3/15/2017		–	–	–	–
	9,375	28,125	–	$37.70	3/17/2018		–	–	–	–
	–	45,767	–	$28.39	3/10/2019		–	–	–	–
	–	–	–	–	–		8,032	$347,063	–	–
	–	–	–	–	–		14,090	$608,829	–	–

Steven J. Moskowitz	100,000	–	–	$30.63	9/21/2010		–	–	–	–
	100,000	–	–	$18.15	4/03/2012	(5)	–	–	–	–
	100,000	–	–	$22.20	4/03/2012	(5)	–	–	–	–
	300,000	100,000	–	$31.50	4/03/2012	(5)	–	–	–	–
	100,000	100,000	–	$37.52	4/03/2012	(5)	–	–	–	–
	28,125	84,375	–	$37.70	4/03/2012	(5)

(1)	All stock options vest annually as to 25% of the original option grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant and the related vesting schedule as of December 31, 2009. All stock options in the following table vest annually as to 25% of the original option grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount
James D. Taiclet, Jr.	375,000	125,000	3/01/2006	500,000
	175,000	175,000	3/15/2007	350,000
	40,625	121,875	3/17/2008	162,500
	–	189,760	3/10/2009	189,760

Thomas A. Bartlett	–	130,481	4/1/2009	130,481

William H. Hess	131,250	43,750	3/01/2006	175,000
	87,500	87,500	3/15/2007	175,000
	21,875	65,625	3/17/2008	87,500
	–	102,174	3/10/2009	102,174

Edmund DiSanto	100,000	100,000	6/01/2007	200,000
	21,875	65,625	3/17/2008	87,500
	–	102,174	3/10/2009	102,174

Steven C. Marshall	75,000	75,000	12/03/2007	150,000
	8,125	24,375	3/17/2008	32,500
	–	68,650	3/10/2009	68,650

Jean A. Bua	18,750	6,250	3/01/2006	25,000
	50,000	50,000	3/15/2007	100,000
	9,375	28,125	3/17/2008	37,500
	–	45,767	3/10/2009	45,767

Steven J. Moskowitz	300,000	100,000	3/01/2006	400,000
	100,000	100,000	3/15/2007	200,000
	28,125	84,375	3/17/2008	112,500

(3)	Stock awards consist of RSUs granted under the 2007 Equity Incentive Plan. Each of the RSUs identified as unvested were granted on March 17, 2008 or March 10, 2009, and each vest annually as to 25% of the original RSU award amount over four years, commencing one year from the date of grant.

(4)	The market value of the RSU awards was determined using a stock price of $43.21, which was the closing price of our Common Stock on the NYSE on December 31, 2009.

(5)	Mr. Moskowitz left the Company in July 2009. Pursuant to his separation agreement, certain terms of the stock options previously granted to Mr. Moskowitz were modified to provide him with the right to exercise such options for a period equal to the lesser of three years following April 3, 2009 or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

Option Exercises and Stock Vested for 2009

The following table sets forth information relating to options exercised and RSUs vested in the year ended December 31, 2009 in respect of each of our named executive officers.

Name	Option Awards (1)		Stock Awards (2)
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet, Jr.	215,654	$5,377,641	11,608	$350,562
Thomas A. Bartlett	–	–	–	–
William H. Hess	75,509	$1,183,444	6,250	$188,750
Edmund DiSanto	–	–	6,250	$188,750
Steven C. Marshall	–	–	2,323	$70,155
Jean A. Bua	60,000	$574,800	2,678	$80,876
Steven J. Moskowitz	445,000	$9,364,653	8,035	$242,657

(1)	Column (c) reflects the difference between the market price of the underlying securities at exercise and the exercise price.

(2)	Column (e) reflects the market value of RSU awards using a stock price of $30.20, which was the closing price of our Common Stock on the NYSE on the vesting date of March 17, 2009.

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, in order to recruit and retain our executive officers, we have entered into employment letters and other arrangements or agreements with our executive officers from time to time. Such letters, agreements and arrangements are reviewed by the Compensation Committee. Our named executive officers are also subject to the terms of the Severance Program. The table below related to Potential Payments Upon Termination or Change in Control for 2009 summarizes the severance benefits that would be payable to each of our named executive officers if their employment was terminated as of December 31, 2009, with respect to the different termination scenarios set forth in their agreements with the Company. We have also summarized the effects on the compensation of our executive officers if a change in control of the Company had occurred on December 31, 2009. Under the Severance Program, our executive officers are entitled to the following severance benefits:

•

Upon a Qualifying Termination, the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings. In addition, each executive will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including but not limited to stock options and RSUs.

•

Following a Qualifying Termination, each executive will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

All severance benefits under the Severance Program are subject to the executive signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event on non-compliance.

Under the Severance Program, equity awards to our executives are subject to a so-called “double-trigger” standard, whereby the executive would only be entitled to acceleration of his or her equity awards in the event of a “Qualifying Termination” within 14 days before or two years following a “Change of Control.” In such an event, the executive would be entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In all other cases, the executive would not be entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups, which certain of our executives had been entitled to under their employment letters. For more information about the Severance Program, see the caption “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

In February 2009, we entered into an agreement with Mr. Moskowitz in connection with his transition from the role of Executive Vice President and President, U.S. Tower Division to an interim role as senior advisor, prior to and in anticipation of his departure from the Company. Under the terms of the agreement, Mr. Moskowitz agreed to waive all rights under and terminate his existing employment letter with the Company. In addition, he agreed to restrictive covenants with respect to confidentiality, non-disparagement, non-solicitation and non-competition for a period of twelve months following his departure date. Under the terms of the agreement, the Company agreed to provide Mr. Moskowitz with certain benefits that would have been payable to him under his employment letter, as though his employment had been terminated other than for Cause. These benefits include the payment to Mr. Moskowitz over an 18-month period of an aggregate of $795,000, reflecting 18 months of Mr. Moskowitz’s annual base salary, and a lump sum payment of $81,000 as a pro-rated bonus for his three months of service in 2009 based on a bonus target of 60% of base salary. In addition, with respect to certain stock options previously granted to Mr. Moskowitz, he shall have the right to exercise such options for a period equal to the lesser of three years following the departure date or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period. For more information about Mr. Moskowitz’ separation from the Company, see the caption “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

In February 2009, we entered into a letter agreement with Mr. Marshall in connection with his new assignment as President of U.S. Tower Division. The terms of our agreement with Mr. Marshall are consistent with the terms of our agreements with our other executives, except that we also agreed to provide Mr. Marshall with relocation and temporary living expenses to facilitate his transition. As an expatriated employee, Mr. Marshall also received a settling in allowance and a goods and services differential, the amounts of which the Compensation Committee reviewed with PM&P.

In February 2009, we also entered into a letter agreement with Mr. Bartlett in connection with our recruitment of Mr. Bartlett as our Chief Financial Officer that sets forth his compensation, severance and other benefits. Pursuant to the agreement and in consideration of the recruitment initiatives and peer group competitive assessment data, Mr. Bartlett was entitled to receive an initial annual base salary of $630,000 with a target cash bonus potential equal to 60% of base salary. In addition, Mr. Bartlett’s cash bonus for 2009 was not to be less than his bonus target, and it was not subject to proration based on his start date of April 1, 2009. We also agreed to provide Mr. Bartlett with a one-time lump sum payment of $200,000 to assist with his relocation to Boston and Boston-based living expenses. In addition, Mr. Bartlett was eligible for a cash signing bonus of $400,000, half which will be paid on the first anniversary of his start date and half of which will be paid on the second anniversary of his start date. The Compensation Committee also approved the grant of equity-based awards to Mr. Bartlett effective as of his April 1, 2009 start date, with a value of $2.5 million on the date of grant, comprised 50% of non-qualified stock options (based on Black-Scholes value) and 50% RSUs. These equity awards will vest over four years of continuous employment, or 25% per year, commencing one year from the date of the grant.

We are also a party to a noncompetition agreement with Mr. Hess. We entered into a Noncompetition and Confidentiality Agreement with Mr. Hess in January 2004 in connection with the grant to Mr. Hess of options to purchase shares of ATC South America. In August 2008, we amended the terms of our noncompetition agreement with Mr. Hess. In 2001, we entered into a similar arrangement with Mr. Hess related to ATC Mexico.

Potential Payments Upon Termination or Change in Control for 2009

The table below shows the potential estimated payments pursuant to our Severance Program to each named executive officer as if the individual’s employment had been terminated as of December 31, 2009. While our executive officers are entitled to certain severance benefits upon a Qualifying Termination pursuant to the terms of the Severance Program, unless otherwise noted, full acceleration of vesting of outstanding equity-based awards is limited to a Qualifying Termination upon a change in control.

Name and Type of Payment/Benefit	Termination on 12/31/09: voluntary, retirement, disability, death, or “for cause”	Qualifying Termination on 12/31/09: with no change in control	Qualifying Termination on 12/31/09: with change in control
James D. Taiclet, Jr.
Base salary (1)	–	$1,753,500	$1,753,500
Bonus (2)	–	657,563	657,563
Value of accelerated equity awards (3)(4)	–	–	9,972,261
Health benefits (5)	–	29,368	29,368

Total	–	$2,440,431	$12,412,692

Thomas A. Bartlett
Base salary (1)	–	$945,000	$945,000
Bonus (2)	–	378,000	378,000
Value of accelerated equity awards (3)(4)(6)	–	3,235,255	3,235,255
Health benefits (5)	–	22,026	22,026

Total	–	$4,580,281	$4,580,281

William H. Hess
Base salary (1)	–	$727,500	$727,500
Bonus (2)	–	291,000	291,000
Value of accelerated equity awards (3)(4)	–	–	5,055,358
Health benefits (5)	–	22,026	22,026

Total	–	$1,040,526	$6,095,884

Edmund DiSanto
Base salary (1)	–	$570,000	$570,000
Bonus (2)	–	228,000	228,000
Value of accelerated equity awards (3)(4)	–	–	4,071,170
Health benefits (5)	–	22,026	22,026

Total	–	$820,026	$4,891,196

Steven C. Marshall
Base salary (1)	–	$630,000	$630,000
Bonus (2)	–	252,000	252,000
Value of accelerated equity awards (3)(4)(7)	–	–	2,365,987
Health benefits (5)	–	16,019	16,019

Total	–	$898,019	$3,264,006

Jean A. Bua
Base salary (1)	–	$450,000	$450,000
Bonus (2)	–	180,000	180,000
Value of accelerated equity awards (3)(4)	–	–	2,146,815
Health benefits (5)	–	22,026	22,026

Total	–	$652,026	$2,798,841

Steven J. Moskowitz (8)	N/A	N/A	N/A

(1)	For Mr. Taiclet, the amount reflects salary continuation for 104 weeks, based on Mr. Taiclet’s base salary as of December 31, 2009. For Messrs. Bartlett, Hess, DiSanto and Marshall and Ms. Bua, the amount reflects salary continuation for 78 weeks, based on base salary as of December 31, 2009. The Severance Program specifies that continuation of salary is to be paid bi-weekly.

(2)	This reflects a bonus with respect to a full year of service for the year ended December 31, 2009 and that a bonus target of 100% is met. Actual bonus payments upon separation are calculated pro-rata. For the year ended December 31, 2009, the bonus target for Mr. Taiclet was 75% of base salary and the bonus target for Messrs. Bartlett, Hess, DiSanto and Marshall and Ms. Bua was 60% of base salary.

(3)	Value of stock options reflects the excess of the market price of our Common Stock on December 31, 2009 ($43.21) over the exercise price of the stock option. Value of RSUs is determined using the market price of our Common Stock on December 31, 2009 ($43.21).

(4)	Under the Severance Program, each executive is entitled to full acceleration of vesting of all outstanding equity-based awards, including but not limited to stock options and RSUs, upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control.

(5)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 104 weeks, based on the employer share of the cost of coverage for this time period. For Messrs. Bartlett, Hess, DiSanto and Marshall, and Ms. Bua, this amount reflects a continuation of health and dental insurance for 78 weeks, based on the employer share of the cost of coverage for this time period. All amounts are estimates based on current rates and benefits elections made by each executive for the year ended December 31, 2009.

(6)	In addition to the full acceleration of vesting of all outstanding equity-based awards upon a Change in Control in accordance with the Severance Program, under Mr. Bartlett’s letter agreement with the Company, Mr. Bartlett is entitled to full acceleration of his April 1, 2009 equity awards in the event he is terminated by the Company other than for Cause or Performance Reasons.

(7)	As of December 31, 2009, Mr. Marshall held an option to purchase 75,000 shares of Common Stock at an exercise price of $44.92 per share. Based on the market price of our Common Stock on December 31, 2009 ($43.21), there would be no value associated with these stock options if vesting was accelerated as of December 31, 2009.

(8)	Mr. Moskowitz left the Company in July 2009. Pursuant to his separation agreement, the Company agreed to provide Mr. Moskowitz with certain benefits including a payment over an 18-month period of an aggregate of $795,000, reflecting 18 months of Mr. Moskowitz’s annual base salary, and a lump sum payment of $81,000 as a pro-rated bonus for his three months of service in 2009 based on a bonus target of 60% of base salary. In addition, with respect to certain stock options previously granted to Mr. Moskowitz, he has the right to exercise such options for a period equal to the lesser of three years following April 3, 2009 or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

Director Compensation

As of December 31, 2009, our standard compensatory arrangement with our non-management Directors included the following:

•	an annual retainer of $50,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee shall receive $15,000);

•	an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson; and

•	an annual payment of $20,000 for the Lead Director of the Board.

Historically, Directors have also been eligible to receive options to purchase shares of our Common Stock. We have typically granted each new Director a fully vested option to purchase 25,000 shares of our Common Stock in the year that they are elected to the Board and annually thereafter a fully vested option to purchase 10,000 shares of our Common Stock. In 2008, we determined to include RSUs as a component of our Director compensation for the same reasons as for our executives, as discussed under “Equity Based Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

On March 10, 2009, we granted each of the eight non-management Directors then serving on our Board a fully-vested option to purchase 7,152 shares of our Common Stock. These options were granted with an exercise price of $28.39, which was the closing price of our Common Stock on the NYSE on the date of grant. On March 10, 2009, we also granted each of the eight non-management Directors then serving on our Board 2,202 fully vested RSUs. Each RSU represents a contingent right to receive one share of Common Stock.

The following table provides information concerning the compensation of each non-management Director who served on our Board during the year ended December 31, 2009. Information regarding the compensation of Mr. Taiclet may be found above under “Executive Compensation.”

Director Compensation for 2009

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)(3)	Total ($)
(a)	(b)	(c)	(d)	(h)
Raymond P. Dolan	$77,500	$62,515	$62,508	$202,523
Ronald M. Dykes	$63,750	$62,515	$62,508	$188,773
Carolyn F. Katz	$91,250	$62,515	$62,508	$216,273
Gustavo Lara Cantu	$60,000	$62,515	$62,508	$185,023
JoAnn A. Reed	$63,750	$62,515	$62,508	$188,773
Pamela D.A. Reeve	$85,000	$62,515	$62,508	$210,023
David E. Sharbutt	$67,500	$62,515	$62,508	$192,523
Samme L. Thompson	$90,000	$62,515	$62,508	$215,023

(1)	In February 2009, we modified our standard compensatory arrangement with our non-management Directors, which became effective as of April 1, 2009. Prior to that, non-management Directors received a flat fee of $10,000 for service on one or more Board committees, the Lead Director of the Board received a fee of $10,000, and total payments to any one Director for Board and committee service were capped at $70,000. Accordingly, the amounts in column (b) reflect the current compensatory arrangement effective as of April 1, 2009, as well as the prior compensatory arrangement effective January 1, 2009 through March 31, 2009.

(2)	The amounts in columns (c) and (d) reflect the aggregate grant date fair value of awards granted for the fiscal year ended December 31, 2009. See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010, regarding assumptions underlying the valuation of equity awards.

(3)	As of December 31, 2009, each non-management Director who served on our Board during 2009 held the following outstanding options to purchase Common Stock. As of December 31, 2009, all of the following options were fully vested and exercisable:

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Raymond P. Dolan	25,000	$4.80	2/27/2003
	10,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

Ronald M. Dykes	25,000	$42.95	6/1/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

Carolyn F. Katz	25,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

Gustavo Lara Cantu	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

JoAnn A. Reed	25,000	$40.34	8/1/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

Pamela D.A. Reeve	25,000	$5.88	3/13/2002
	10,000	$3.60	12/09/2002
	10,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

David E. Sharbutt	25,000	$35.72	9/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

Samme L. Thompson	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009

In February 2010, we modified our standard compensatory arrangement with our non-management Directors. We increased the annual payment for the Chairperson of the Audit Committee from $10,000 to $15,000. Accordingly, as of April 1, 2010, our standard compensatory arrangement with our non-management Directors includes the following:

•	an annual retainer of $50,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee shall receive $15,000);

•	an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson (except that the Chairperson of the Audit Committee shall receive $15,000); and

•	an annual payment of $20,000 for the Lead Director of the Board.

In addition, Directors remain eligible to receive grants of fully vested options to purchase shares of our Common Stock and fully vested RSUs, which will typically be based on an award value of $240,000 in the year they are elected to the Board and $125,000 annually thereafter.

Securities Authorized For Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
	(a)	(b)	(c)
Equity compensation plans/arrangements approved by the stockholders (1)	13,415,266	$31.89	27,465,075
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	13,415,266		27,456,075

(1)	Includes the 1997 Stock Option Plan, the 2007 Equity Incentive Plan and our American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP).

(2)	Excludes shares issuable upon outstanding options granted under equity compensation plans which we assumed in connection with various merger and acquisition transactions, including SpectraSite. In connection with the closing of our merger with SpectraSite in August 2005, we assumed options to purchase common stock of SpectraSite granted pursuant to the SpectraSite 2003 Equity Incentive Plan. At the closing, these options became exercisable for 9,878,295 shares of our Common Stock at a weighted average exercise price of $5.54 per share. Of these options, options to purchase 44,944 shares of our Common Stock at a weighted average exercise price of $12.44 per share remained outstanding as of December 31, 2009. No additional options are to be granted under the SpectraSite 2003 Equity Incentive Plan.

(3)	Includes 3,762,116 shares available for issuance under the ESPP and 23,702,959 shares available for grant under the 2007 Equity Incentive Plan as of December 31, 2009. Under the 2007 Equity Incentive Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, RSUs, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Stock Option Plan terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Stock Option Plan are no longer available for future issuance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for year ended December 31, 2010. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2009, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in the Proxy Statement and form of proxy relating to our 2011 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than December 1, 2010. In addition, any proposals must comply with the other requirements of Rule 14a-8.

Alternatively, under our advance notice provisions in our By-Laws, if a stockholder wants to submit a proposal for the 2011 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law instead of under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly, the stockholder can submit the proposal or nomination between January 12, 2011 and the close of business on February 11, 2011, which is between 90 days and 120 days before the anniversary of the 2010 Annual Meeting.

If the 2011 Annual Meeting is held more than 30 days before or is on or after the anniversary of the 2010 Annual Meeting, the stockholder must submit any such proposal or nomination no earlier than the 120th day before the 2011 Annual Meeting and by the later of the 90th day before the 2011 Annual Meeting or the 10th day following the day on which public disclosure of the date of the 2011 Annual Meeting is first made. In addition, any proposals must comply with the other requirements of our By-Laws.

If you wish to present a proposal before the 2011 Annual Meeting, but do not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before February 15, 2011, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule that we have implemented for current and future stockholder communications. This rule permits us to deliver a single set of proxy materials to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy materials and reduces the amount of duplicative information you may currently receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time if you write or call Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

A copy of our Form 10-K for the year ended December 31, 2009, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon written request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 1, 2010

Special Note to Former Class B Holders:

Use this proxy to vote the shares of Class A common stock even if you have not exchanged the

Class B common stock certificate(s).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2009 Annual Report is/are available at www.proxyvote.com

AMERICAN TOWER CORPORATION

116 HUNTINGTON AVENUE, 11th FLOOR

BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES D. TAICLET, JR. and EDMUND DISANTO, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the Class A common stock, $.01 par value per share, of American Tower Corporation held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the 2010 Annual Meeting of Stockholders to be held on May 12, 2010 or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THE PROXIES WILL VOTE FOR EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

116 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02116

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors:
		For	Against	Abstain

	a. Raymond P. Dolan	☐	☐	☐
	b. Ronald M. Dykes	☐	☐	☐
	c. Carolyn F. Katz	☐	☐	☐
	d. Gustavo Lara Cantu	☐	☐	☐
	e. JoAnn A. Reed	☐	☐	☐
	f. Pamela D.A. Reeve	☐	☐	☐
	g. David E. Sharbutt	☐	☐	☐
	h. James D. Taiclet, Jr.	☐	☐	☐
	i. Samme L. Thompson	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The Board of Directors recommends you vote FOR the following proposal(s):

		For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2010.	☐	☐	☐

NOTE: To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date